Exhibit 10.3

TERM LOAN AGREEMENT

dated as of

October 12, 2007,

and

Amended and Restated as of March 12, 2008

among

VH MERGERSUB, INC.

(which on the Closing Date shall be merged with and into)

CDW CORPORATION,

as the Borrower,

THE LENDERS PARTY HERETO

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent and Collateral Agent

LEHMAN BROTHERS INC.,

as Joint Lead Arranger and Joint Bookrunner,

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunner and Co-Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunner and Co-Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agent,

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Page
ARTICLE VI NEGATIVE COVENANTS

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SCHEDULES

Schedule 1.01(a)		–	Subsidiary Guarantors
Schedule 1.01(b)		–	Disqualified Institutions
Schedule 1.01(c)		–	Existing Letters of Credit
Schedule 1.01(d)		–	Immaterial Subsidiaries
Schedule 1.01(e)		–	Existing Investments
Schedule 2.01		–	Lenders and Term Loan Commitments
Schedule 3.08		–	Subsidiaries
Schedule 3.09		–	Litigation
Schedule 3.15		–	Environmental Matters
Schedule 3.17(a)		–	Owned Real Property
Schedule 3.17(b)		–	Leased Real Property
Schedule 3.18		–	Labor Matters
Schedule 3.20		–	Intellectual Property
Schedule 5.13		–	Post-Closing Matters
Schedule 6.01		–	Existing Indebtedness
Schedule 6.02		–	Existing Liens

EXHIBITS

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Guarantee and Collateral Agreement
Exhibit E	–	Form of Non-Bank Certificate
Exhibit F-1	–	Form of Trademark Security Agreement
Exhibit F-2	–	Form of Patent Security Agreement
Exhibit F-3	–	Form of Copyright Security Agreement
Exhibit G	–	Form of Term Loan Note

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TERM LOAN AGREEMENT dated as of March 12, 2008 (this “Agreement”), among CDW CORPORATION, an Illinois corporation (the “Company” or the “Borrower”)), the Lenders (as defined herein), LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as Administrative Agent and Collateral Agent (in each case, as defined herein) for the Lenders (as defined herein), LEHMAN BROTHERS INC. and J.P. MORGAN SECURITIES INC., as joint lead arrangers (the “Arrangers”) and joint bookrunners for the Term Loan Facility (as defined herein), MORGAN STANLEY SENIOR FUNDING, INC. as co-syndication agent and joint bookrunner, DEUTSCHE BANK SECURITIES INC. as co-syndication agent and joint bookrunner and JPMORGAN CHASE BANK, N.A., as co-syndication agent. Capitalized terms used herein shall have the meanings set forth in Article I.

RECITALS

The Borrower is party to the Term Loan Agreement dated as of October 12, 2007 (the “Existing Term Loan Agreement”) with VH MergerSub, Inc., an Illinois corporation (“Merger Sub”), (which on the Closing Date was merged with and into) the Company, Lehman Commercial Paper Inc., as Administrative Agent and Collateral Agent, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc. as co-syndication agent and joint bookrunner, Deutsche Bank Securities Inc. as co-syndication agent and joint bookrunner, JPMorgan Chase Bank, N.A., as co-syndication agent, and several banks and other financial institutions or entities parties as lenders thereto.

The parties to the Existing Term Loan Agreement have agreed to amend the Existing Term Loan Agreement in certain respects and to restate the Existing Term Loan Agreement as so amended as provided in this Agreement.

Accordingly, the parties hereto agree that on the Amendment Closing Date (as defined below) $190,000,000 of Senior Subordinated Bridge Loans shall be prepaid notwithstanding anything to the contrary contained in Section 6.03 hereof and the Existing Term Loan Agreement shall be amended and restated to read as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administration Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Agent” shall mean LCPI, in its capacity as administrative agent for the Lenders, and shall include any successor administrative agent appointed pursuant to Article VIII.

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender (nor any of its Affiliates) shall be deemed to be an Affiliate of the Borrower or any of its subsidiaries by virtue of its capacity as a Lender hereunder.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement Currency” shall have the meaning specified in Section 9.15(d).

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Amendment Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied.

“Applicable Percentage” shall mean, for any day, with respect to any Eurodollar Term Loan and any ABR Term Loan, the applicable percentage per annum set forth below under the caption “Eurodollar Rate Spread” and “ABR Rate Spread”, as the case may be (based upon the Senior Secured Leverage Ratio as of the relevant date of determination):

Total Senior Secured Leverage Ratio	Eurodollar Rate Spread	ABR Rate Spread
Category 1 Greater than 4.00 to 1.00	3.00%	2.00
Category 2 Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	2.75%	1.75%
Category 3 Less than or equal to 3.50 to 1.00	2.50%	1.50%

Each change in the Applicable Percentage resulting from a change in the Senior Secured Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the Section 5.04 Financials and a Pricing Certificate indicating such change until and including the date immediately preceding the next date of delivery of such financial statements and the related Pricing Certificate indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the Section 5.04 Financials and the related Pricing Certificate covering a period that includes the first fiscal quarter of the Borrower ended after the Closing Date, the Senior Secured Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, at the option of the Administrative Agent and the Required Lenders, (x) at any time during which the Borrower has failed to deliver the Section 5.04 Financials or the related Pricing Certificate by the date required thereunder or (y) at any time after the occurrence and during the continuance of an Event of Default, then the Senior Secured Leverage Ratio shall be deemed to be in Category 1 for the purposes of determining the Applicable Percentage (but only for so long as such failure or Event of Default continues, after which the Category shall be otherwise as determined as set forth above).

“Arrangers” shall have the meaning assigned to such term in the preamble.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and, to the extent required by Section 9.04(b), consented to by the Borrower, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrower” shall mean (a) prior to the consummation of the Merger, Merger Sub and (b) upon and after consummation of the Merger, the Company.

“Borrowing” shall mean Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are generally authorized or required by law to close; provided, however, if such day relates to any interest rate settings as to a Eurodollar Term Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Term Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Term Loan, such day shall be a day on which dealings in deposits in dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, as to any Person for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person.

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” shall mean, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) dollars;

(b) in the case of the Borrower or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j) [Intentionally Reserved]

(k) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s;

(l) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (k) above; and

(m) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (l) or other high quality short term in-vestments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” shall mean a deposit account arrangement among a single depository institution, the Borrower and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Borrower and such Foreign Subsidiaries for cash management purposes.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement or, in the case of an assignee, an adoption after the date such Person became a party to this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, a change after the date such Person became a party to this Agreement, or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date the relevant Lender becomes a party to this Agreement.

A “Change of Control” shall be deemed to have occurred if:

(a) the Permitted Investors cease to have the power, directly or indirectly, to vote or direct the voting of Equity Interests of the Borrower representing a majority of the ordinary voting power for the election of directors (or equivalent governing body) of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) the Permitted Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Borrower or (B) the Permitted Investors own, directly or indirectly, of record and beneficially an amount of Equity Interests of the Borrower having ordinary voting power that is equal to or more than 50% of the amount of Equity Interests of the Borrower having ordinary voting power owned, directly or indirectly, by the Permitted Investors of record and beneficially as of the Closing Date (determined by taking into account any stock splits, stock dividends or other events subsequent to the Closing Date that changed the amount of Equity Interests, but not the percentage of Equity Interests, held by the Permitted Investors) and such ownership by the Permitted Investors represents the largest single block of Equity Interests of the Borrower having ordinary voting power held by any person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualified Public Offering, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35% of outstanding Equity Interests of the Borrower having ordinary voting power and (y) the percentage of the then outstanding Equity Interests of the Borrower having ordinary voting power owned, directly or indirectly, beneficially and of record by the Permitted Investors, and (B) during each period of 12 consecutive months, a majority of the board of directors of the Borrower shall consist of the Continuing Directors; or

(b) any change in control (or similar event, however denominated) with respect to the Borrower or any Restricted Subsidiary shall occur under and as defined in (i) the Specified Senior Indebtedness Documentation to the extent the Specified Senior Indebtedness constitutes Material Indebtedness of the Borrower or any Restricted Subsidiary or (ii) the Specified Senior Subordinated Indebtedness Documentation to the extent the Specified Senior Subordinated Indebtedness constitutes Material Indebtedness of the Borrower or any Restricted Subsidiary; or

(c) at any time prior to the consummation of a Qualified Public Offering, Holdings shall directly or indirectly own, beneficially and of record, less than 100% of the issued and outstanding Equity Interests of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean October 12, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any legislation successor thereto.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document.

“Collateral Agent” shall mean LCPI, in its capacity as collateral agent for the Secured Parties, and shall include any successor collateral agent appointed pursuant to Article VIII.

“Company” shall have the meaning assigned to such term in the preamble.

“Consolidated” or “consolidated” with respect to any Person, unless otherwise specifically indicated, refers to such Person consolidated with the Borrower and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness under clauses (a)(i), (a)(ii), (a)(iii) (but, in the case of clause (iii), only to the extent of any unreimbursed drawings thereunder) and (a)(iv) of the definition thereof of the Borrower and its Restricted Subsidiaries, plus (b) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Borrower and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its subsidiaries that are Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that (without duplication),

(a) the net income for such period of any Person that is not a subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a subsidiary thereof that is the Borrower or a Restricted Subsidiary in respect of such period, and

(b) solely for the purpose of determining the amount available under clause (b) of the definition of Restricted Payment Applicable Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

Notwithstanding the foregoing, for the purpose of Section 6.03 only (other than paragraph (c) of the definition of Restricted Payment Applicable Amount), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the

Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under paragraph (d) of the definition of Restricted Payment Applicable Amount.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or

(b) to advance or supply funds

(i) for the purchase of payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primarily obligor to make payment of such primary obligation against loss in respect thereof, or

(d) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” shall mean the directors of the Borrower on the Closing Date, as elected or appointed after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is approved by a majority of the then Continuing Directors, such other director is appointed, approved or recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors or is designated or appointed by the Permitted Investors in his or her election by the stockholders of the Borrower.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Current Assets” shall mean, at any time, (a) the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) and (b) in the event that a Receivables Facility is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the assets subject to such Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) the outstanding principal amount of loans and the outstanding amount of letter or credit reimbursement obligations and the aggregate undrawn face amount of letters of credit, in each case, under the Revolving Credit Agreement, (c) accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of EBITDA pursuant to clause (a)(v) thereof and (f) the current portion of pension liabilities.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed (which failure has not been cured) to fund any portion of the Term Loans required to be funded by it hereunder on the date required to be funded by it hereunder, (b) has otherwise failed (which failure has not been cured) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, unless the subject of a good faith dispute, (c) has notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Sections 2.02 or (d) is insolvent or is the subject of a bankruptcy or insolvency proceeding.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a Responsible Officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the Borrower, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by a Responsible Officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of Restricted Payment Applicable Amount.

“Disgorged Recovery” shall mean, the portion, if any, of any payment or other distribution received by a Lender in satisfaction of Obligations of a Loan Party to such Lender, that is required in any Insolvency Proceedings or otherwise to be disgorged, turned over or otherwise paid to such Loan Party, such Loan Party’s estate or creditors of such Loan Party, whether because the transfer of such payment or other property is avoided or otherwise, including because it was determined to be a fraudulent or preferential transfer.

“Disposition” shall mean:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries; or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions.

“Disqualified Institutions” shall mean (a) those institutions set forth on Schedule 1.01(b) hereto or (b) any Persons who are competitors of the Borrower and its subsidiaries and identified to the Administrative Agent in writing from time to time.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date 91 days after the Term Loan Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Consolidated Depreciation or Amortization Expense but including the effects of purchase accounting adjustments) related to the Transactions, any issuance of Equity Interests, Investment, acquisition, disposition, dividend or similar Restricted Payment, recapitalization or the incurrence, repayment, amendment or modification of Indebtedness permitted to be incurred under this Agreement (including a refinancing thereof) and any charges or non-recurring merger costs incurred during such period (in each case whether or not successful), including (u) the up to $20,000,000 in retention bonuses to be paid in 2008 to employees of the Borrower for continued employment through 2007, (v) the payment of up to $53,000,000 to participants in the Krasny Plan within 60 days of the Closing Date, (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the incurrence of the Specified Senior Indebtedness, the incurrence of the Specified Senior Subordinated Indebtedness, the Revolving Credit Facility and the Term Loan Facility,

(y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Specified Senior Indebtedness, the Specified Senior Subordinated Indebtedness, the Revolving Credit Facility and the Term Loan Facility and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) (i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Company; provided that the maximum add-back to EBITDA shall be no greater than $1.0 million in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to the Borrower as a result of the implementation and continuing operation of the Krasny Plan; plus

(vi) any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) [Intentionally Reserved]

(viii) other than for the purpose of determining the amount available for Restricted Payments under paragraph (b) of the definition of Restricted Payment Applicable Amount, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsor to the extent otherwise permitted under Section 6.06 deducted (and not added back) in computing Consolidated Net Income; plus

(ix) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(x) (A) non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan and (B) other costs or expenses deducted (and not added back) in computing Consolidated Net Income pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the definition of Restricted Payment Applicable Amount; plus

(xi) [Intentionally Reserved]; plus

(xii) the amount of net cost savings and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any acquisition or disposition by the Borrower or any Restricted Subsidiary, net of the

amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable and (B) such actions are taken within 18 months after the Closing Date or the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (xii) for any period shall not exceed an amount equal to the greater of (x) $50,000,000 and (y) 10% of EBITDA of the Borrower for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xii)); plus

(xiii) any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xiv) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xv) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary and actually paid or refunded, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xvi) any non-cash increase (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) in expenses due to purchase accounting associated with the Transactions or any future acquisitions; plus

(xvii) the amount of loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk), plus or minus, as applicable,

(iii) the cumulative effect of a change in accounting principles during such period, plus or minus, as applicable,

(iv) any net gain or loss from disposed or discontinued operations and any net gains or losses on disposal of disposed, abandoned or discontinued operations, plus or minus, as applicable,

(v) the amount of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, plus or minus, as applicable, and

(vi) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP.

For purposes of determining compliance with the financial covenant set forth in Section 6.11 and for any other provision of this Agreement that utilizes a calculation of EBITDA, any cash equity contribution (other than Disqualified Stock) to the Borrower (or to Holdings to be contributed to the Borrower), on or after the first day of any fiscal quarter and prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (it being understood that each such contribution shall be credited with respect to only one fiscal quarter; provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included) will, at the request of the Borrower, be deemed to increase, dollar for dollar, EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”).

“ECF Percentage” shall mean, with respect to any fiscal year, 50%; provided, however, if the Total Net Leverage Ratio as of the end of a fiscal year is (a) less than or equal to 5.50 to 1.00 but greater than 4.50 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 25%, and (b) less than or equal to 4.50 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 0%.

“Eligible Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to protection of the environment or natural resources, or to human health and safety as it relates to protection from environmental hazards.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investment” shall have the meaning assigned to such term in the recitals.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or of a direct or indirect parent of the Borrower (excluding Disqualified Stock), other than:

(a) public offerings with respect to any such Person’s common stock registered on Form S-4 or S-8;

(b) issuances to the Borrower or any subsidiary of the Borrower; and

(c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or the failure to satisfy any statutory funding requirement that results in a Lien, with respect to a Pension Plan, (c) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan, (d) the filing or a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (e) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could reasonably be expected to have any liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan or (i) any other extraordinary event or condition with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, an amount equal to:

(a) the sum, without duplication, of

(i) EBITDA;

(ii) reductions to working capital of the Borrower and its Restricted Subsidiaries (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such reductions in working capital arising from the acquisition of any Person by the Borrower and/or the Restricted Subsidiaries;

(iii) foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from hedge agreements for currency exchange risk), to the extent not otherwise included in calculating EBITDA;

(iv) net cash gains resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations;

(v) extraordinary, unusual or nonrecurring cash gains (other than gains on Dispositions), to the extent not otherwise included in calculating EBITDA; and

(vi) to the extent not otherwise included in calculating EBITDA, cash gains from any sale or disposition outside the ordinary course of business;

minus

(b) the sum, without duplication, of

(i) the amount of any Taxes, including Taxes based on income, profits or capital, (or alternative tax in lieu thereof), foreign, state, franchise and similar Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (to the extent added in calculating EBITDA), and including penalties and interest on any of the foregoing, in each case, paid in cash by the Borrower and its Restricted Subsidiaries (to the extent not otherwise deducted in calculating EBITDA), including payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries);

(ii) Consolidated Interest Expense, to the extent payable in cash and not otherwise deducted in calculating EBITDA;

(iii) foreign currency translation losses payable in cash related to currency remeasurements of indebtedness (including any net cash loss resulting from hedge agreements for currency risk), to the extent not otherwise deducted in calculating EBITDA;

(iv) without duplication of amounts deducted pursuant to clause (xviii) below in a prior fiscal year, Capital Expenditures of the Borrower and its subsidiaries made in cash, to the extent financed with Internally Generated Cash;

(v) repayments of long-term Indebtedness (including (A) the principal component of Capitalized Lease Obligations and (B) the amount of repayment of Term Loans pursuant to Section 2.11 and, to the extent made with the Net Cash Proceeds of a Prepayment Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, Section 2.13(a), but excluding all other prepayments of the Term Loans), made by the Borrower and its Restricted Subsidiaries, but only to the extent that such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

(vi) additions to working capital (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), but excluding any such additions to working capital arising from the acquisition of any Person by the Borrower and/or the Restricted Subsidiaries;

(vii) without duplication of amounts deducted pursuant to clause (xviii) below in a prior fiscal year, the amount of Investments made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.03 (other than Permitted Investments in

(x) Cash Equivalents and Government Securities and (y) the Borrower or any of its Restricted Subsidiaries), in cash, to the extent such Investments were financed with Internally Generated Cash;

(viii) letter of credit fees paid in cash, to the extent not otherwise deducted in calculating EBITDA;

(ix) extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating EBITDA;

(x) cash fees and expenses incurred in connection with the Transactions, any Investment permitted under Section 6.03, any disposition not prohibited under Section 6.05, any recapitalization, any Equity Offering, the issuance of any Indebtedness or any exchange, refinancing or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated);

(xi) cash charges, expenses or losses added to EBITDA pursuant to clauses (a)(v), (ix), (x), (xi) and (xii) thereof;

(xii) the amount of management, monitoring, consulting, transactional and advisory fees and related expenses paid to the Sponsor permitted by Section 6.06, to the extent not otherwise deducted in calculating EBITDA;

(xiii) the amount of Restricted Payments made by the Borrower to the extent permitted by clauses (iv), (xv) (but, with respect to Section 6.03(b)(xv)(H), only to the extent such amounts would have been permitted to be deducted under clause (b) of this definition if the Borrower or Restricted Subsidiary had instead made such Investment) and (xx) of Section 6.03(b) to the extent that such Restricted Payments were financed with Internally Generated Cash;

(xiv) cash expenditures in respect of Hedging Obligations (including net cash losses resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating EBITDA;

(xv) to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;

(xvi) cash payments by the Borrower and its Restricted Subsidiaries in respect of long-term liabilities (other than Indebtedness) of the Borrower and its Restricted Subsidiaries;

(xvii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed; and

(xviii) without duplication of amounts deducted from Excess Cash Flow in a prior fiscal year, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments permitted under Section 6.03 (other than Investments in (x) Cash Equivalents and Government Securities and (y) the Borrower or any of its Restricted Subsidiaries) or Capital Expenditures to be consummated or made during the period of 4 consecutive fiscal quarters of the Borrower following the end of such fiscal year provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures or Investments during such period of 4 consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of 4 consecutive fiscal quarters.

“Excluded Contributions” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Borrower from,

(a) contributions to its common equity capital, and

(b) the sale (other than to the Borrower or a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or a Subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Restricted Payment Applicable Amount.

“Excluded Parties” shall have the meaning assigned to such term in Section 9.16.

“Excluded Subsidiary” shall mean (a) any subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any subsidiary that is prohibited by applicable law or contractual obligations from guaranteeing the Obligations, (d) any Unrestricted Subsidiary, (e) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (f) any captive insurance subsidiary, (g) any not-for-profit subsidiary, (h) any other subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom (it being agreed that the cost and other consequences of a Foreign Subsidiary providing a guarantee are excessive in view of the benefits), (i) any Receivables Subsidiary and (j) any subsidiary that is a special purpose entity.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income Taxes imposed on (or measured by) its income and franchise (and similar) Taxes imposed on it in lieu of income Taxes pursuant to the laws of the United States of America, or by the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a recipient (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding Tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such recipient’s failure to comply with Section 2.20(e), (f) or (g), as applicable, except in the case of clause (i) to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Existing Debt” shall mean Indebtedness outstanding under that certain unsecured line of credit of the Company with The Northern Trust Company, as evidenced by that certain Line of Credit Demand Note dated July 25, 2001 of the Company in favor of The Northern Trust Company.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) the Inventory Financing Agreement, dated as of the Closing Date, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, Berbee Information Networks

Corporation, a Wisconsin corporation, CDW Government, Inc., an Illinois corporation and CDW Direct, LLC, an Illinois limited liability company and (ii) the Agreement for Inventory Financing, dated as of the Closing Date, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and Berbee Information Networks Corporation, a Wisconsin corporation.

“Existing Intercompany Debt” shall mean the intercompany Indebtedness among the Company and its Foreign Subsidiaries outstanding on the Closing Date and identified as such on Schedule 6.01.

“Existing Letters of Credit” shall mean all letters of credit outstanding on the Closing Date as more fully described on Schedule 1.01(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief executive officer, the president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Borrower or a Restricted Subsidiary during such period; plus

(c) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or a Restricted Subsidiary during such period.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, unless such Lender is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded U.S. entity.

“Foreign Plan” shall mean any pension plan, fund or other similar program (other than a government-sponsored plan) that (a) primarily covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and (b) is subject to any statutory funding requirement as to which the failure to satisfy results in a Lien or other statutory requirement permitting any governmental authority to accelerate the obligation of the Borrower or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan.

“Foreign Subsidiary” shall mean, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Securities” shall mean securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any material, substance or waste classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer of mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holdings” shall have the meaning assigned to such term in the recitals and shall include any successors to such Person or assigns.

“Immaterial Subsidiary” shall mean each of the Restricted Subsidiaries of the Borrower for which (a) (i) the assets of such Restricted Subsidiary constitute less than 2.5% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis and (ii) the EBITDA of such Restricted Subsidiary accounts for less than 2.5% of the EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis and (b) (i) the assets of all relevant Restricted Subsidiaries constitute 5.0% or less than the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, and (ii) the EBITDA of all relevant Restricted Subsidiaries accounts for less than 5.0% of the EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case that has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (or, on the Closing Date, listed on Schedule 1.01(d)) other than any such Restricted Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments;

(iii) evidenced by letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iv) Capitalized Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed; or

(vi) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business and (y) obligations under or in respect of Receivables Facilities. The amount of Indebtedness of any Person under clause (c) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Insolvency Proceedings” shall mean, with respect to any Person, any case or proceeding with respect to such Person under U. S. federal bankruptcy laws or any other state, federal or foreign bankruptcy, insolvency, reorganization, liquidation, receivership, or other similar law, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.

“Intellectual Property Security Agreement” shall mean any of the following agreements executed on or after the Closing Date (a) a Trademark Security Agreement substantially in the form of Exhibit F-1, (b) a Patent Security Agreement substantially in the form of Exhibit F-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit F-3.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last day of each March, June, September and December, commencing December 31, 2007 and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to such Term Loan and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six (or nine or twelve, if available to all of the Lenders) months (or such other periods acceptable to the Lenders) thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Internally Generated Cash” shall mean any amount expended by the Borrower and its Restricted Subsidiaries and not representing (a) a reinvestment by the Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Prepayment Asset Sale outside the ordinary course of business or Property Loss Event, (b) the proceeds of any issuance of any Disqualified Stock, Preferred Stock or long-term Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility) or (c) any credit received by the Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings, the Borrower and its subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees, advances, issuances of letters of credit or similar financial accommodations or capital contributions (excluding accounts receivable, trade credit, management fees, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value but giving effect to any returns or distributions received by such Person with respect thereto. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(a) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s direct or indirect “Investment” in such subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as reasonably determined in good faith by the Borrower.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.15(d).

“Junior Financing” shall mean any Subordinated Indebtedness which is Material Indebtedness.

“Junior Financing Documentation” shall mean any indenture and/or other agreement pertaining to Junior Financing and all documentation delivered pursuant thereto.

“Krasny Plan” shall mean the MPK Coworker Incentive Plan II, as in effect on the Closing Date.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.21(a)) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“LCPI” shall have the meaning assigned to such term in the preamble.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any other agreement to give a security interest in such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Limited Non-Guarantor Debt Exceptions” shall have the meaning assigned to such term in Section 6.01(g).

“Loan Documents” shall mean this Agreement, the Security Documents, and the Notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) on or prior to the Closing Date, a Target Material Adverse Effect and (b) after the Closing Date a material adverse effect (i) on the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) on any material rights and remedies of the Administrative Agent and the Lenders under any Loan Document, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans), or Hedging Obligations, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount greater than or equal to $80,000,000. For purposes of determining “Material Indebtedness”, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if the relevant hedging agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall mean the merger of Merger Sub with and into the Company, with the Company as the surviving entity of such merger, as contemplated by the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of May 29, 2007 among Holdings, Merger Sub and the Company.

“Merger Sub” shall have the meaning assigned to such term in the preamble.

“Minimum Threshold” means (a) in the case of ABR Term Loans, $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) in the case of Eurodollar Term Loans denominated in dollars, $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of fee owned real property located in the United States with a book value in excess of $5,000,000 and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 or Section 5.10 to secure the Secured Obligations.

“Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any fee owned real property of a Loan Party, together with its interest in such fee owned real property, to secure the Secured Obligations, each in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Cash Proceeds” shall mean (a) with respect to any Disposition or Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Borrower and its Restricted Subsidiaries in connection therewith), and the Borrower’s good faith estimate of Taxes paid or payable (including payments under any tax sharing agreement or arrangement of the type described in clause (b)(i) of the definition of Excess Cash Flow), in connection with such Disposition or such Property Loss Event (including, in the case of any such Disposition or Property Loss Event in respect of property of any Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and (y) other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold that (A) has priority over the Lien securing the Obligations and which is repaid (other than Indebtedness hereunder) or (B) is required to be repaid and is repaid pursuant to intercreditor arrangements entered into by the Administrative Agent or the Collateral Agent and (iv) in the case of any such Disposition or Property Loss Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof and (b) with respect to any incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes (including, in the case of such Indebtedness incurred by a Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith.

“Non-Consenting Lenders” shall have the meaning assigned to such term in Section 2.21.

“Nonpriority Hedging Obligations” shall mean all Hedging Obligations other than Priority Hedging Obligations.

“Note” has the meaning specified in Section 2.04(e).

“Obligations” shall mean the unpaid principal of and interest on the Term Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document and whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Term Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower.

“Opinion of Counsel” shall mean a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the relevant Loan Party.

“Other Closing Date Representations” shall mean those representations and warranties made by the Company in the Merger Agreement that (a) are material to the interests of the Lenders and (b) a breach of any of which would permit Holdings and/or Merger Sub to terminate their respective obligations under the Merger Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes arising from the execution, delivery or enforcement of any Loan Document.

“Parent” shall mean a Person formed for the purpose of owning all of the Equity Interests, directly or indirectly, of Holdings.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” shall mean (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Perfection Certificate” shall mean a perfection certificate executed by the Loan Parties in a form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Asset Swap” shall mean, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Investments” shall mean:

(a) any Investment in the Borrower or any of its Restricted Subsidiaries; provided that the fair market value of all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties made pursuant to this clause (a) shall not exceed the sum of (i) $100,000,000 and (ii) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (a)) pursuant to Section 2.13(a) and which are not used for purposes of clause (l) below (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Loan Party; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 6.05;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date, in each case, if greater than $5,000,000 as listed on Schedule 1.01(e); provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(ix);

(h) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the Restricted Payment Applicable Amount;

(i) Indebtedness permitted under Section 6.01;

(j) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 6.06 (except transactions described in clauses (c)(ix), (x) and (xiii) thereof);

(k) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed (i) on or before the first anniversary of the Closing Date, the sum of (A) the greater of $150,000,000 or 2.0% of Total Assets at the time of such Investment, plus (B) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (l)) pursuant to Section 2.13(b) and which are not used for purposes of clause (a) above, (ii) after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, the sum of (A) the greater of $150,000,000 or 2.0% of Total Assets at the time of such Investments, plus (B) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (l)) pursuant to Section 2.13(b) and which are not used for purposes of clause (a) above, plus (C) without duplication of amounts included in subclause (ii)(B), 100% of the unutilized portion of the amount of Investments permitted by subclause (i) above and (iii) hereafter, (A) the greater of $100,000,000 or 2.0% of Total Assets at the time of such Investment, plus (B) the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (l) pursuant to Section 2.13(b) and which are not used for purposes of clause (a) above, plus (C) without duplication of amounts included in subclause (iii)(B), 100% of the unutilized portion of the amount of Investments permitted by subclause (ii) above, so long as, in the case of each clauses (i), (ii) and (iii) above, after giving pro forma effect to such Investment and any Indebtedness, Disqualified Stock or Preferred Stock assumed or incurred in connection therewith, the Total Net Leverage Ratio is less than the Total Net Leverage Ratio immediately prior to the making of such Investment; provided, however, the fair market value of Investments in Unrestricted Subsidiaries made pursuant to this clause (l) shall not exceed the greater of $50,000,000 or 1.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, further, if immediately after giving effect to any Investment that would otherwise be subject to this clause (l), the Borrower could incur $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a) on a pro forma basis taking into account such Investment and any Indebtedness, Disqualified Stock or Preferred Stock assumed or incurred in connection therewith, such additional Investments shall not be subject to any aggregate threshold;

(m) Investments relating to a Receivables Subsidiary that, in the reasonable, good faith determination of the Borrower, are necessary or advisable to effect any Receivables Facility;

(n) advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15,000,000 outstanding at any one time, in the aggregate;

(o) loans and advances to officers, directors and employees for moving or relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof;

(p) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(q) additional Investments in joint ventures in an aggregate amount not in excess of $25,000,000 at any time outstanding;

(r) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 6.06;

(s) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(t) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Borrower or any of its subsidiaries that were issued in connection with the financing of such assets, so long as the Borrower or any such subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(u) deposits made by the Borrower and Foreign Subsidiaries in Cash Pooling Arrangements; and

(v) extensions of trade credit in the ordinary course of business.

“Permitted Investors” shall mean (a) the Sponsor, (b) any Person who is an officer or otherwise a member of management of the Parent or any of its subsidiaries on or after the Closing Date; (c) any Related Entity of any of the foregoing Persons and (d) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (a), (b) or (c) above (subject, in the case of officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent or any of its direct or indirect parent entities held by such “group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other person or group referred to in clauses (b), (c) or (d).

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 45 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (xiii), (xv), (xvii), (xxii) and (xxvi); provided, that Liens securing Indebtedness permitted to be incurred pursuant to paragraph (b)(iv) and (xiii) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be, and such Liens attach concurrently with or, in the case of paragraph (b)(iv), within 270 days after the purchase, construction, improvement or acquisition of such assets;

(g) Liens existing on the Closing Date and described in all material respects on Schedule 6.02;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01(b)(vii);

(k) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(l) [reserved];

(m) leases, subleases, licenses or sublicenses or operating agreements (including licenses and sublicenses of intellectual property) granted to others by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(n) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Borrower or any Restricted Guarantor;

(p) Liens on inventory or equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(q) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.01 and secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(s) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under Section 6.01(b)(xxiv);

(t) Liens securing judgments for the payment of money not constituting an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(z) Liens securing the Obligations and the Secured Obligations;

(aa) Liens on cash deposits of the Borrower and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Borrower and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Borrower and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(bb) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any Restricted Subsidiary to comply with Section 5.09;

(cc) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(dd) Liens consisting of contractual restrictions of the type described in the definition of Restricted Cash; and

(ee) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50,000,000 at any one time outstanding;

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 5.04

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” shall mean any Disposition, to the extent that (a) the aggregate Net Cash Proceeds of all such Dispositions, together with all Property Loss Events, without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000 and (b) the aggregate Net Cash Proceeds of all such Dispositions, together with all Property Loss Events, without giving effect to the dollar thresholds in the definition thereof, during any five fiscal year period exceed $50,000,000; provided, however, that the term “Prepayment Asset Sale” shall not include any transaction permitted (or not expressly prohibited) by Section 6.05 (other than transactions consummated in reliance on Section 6.05(o), (p) and (q)).

“Pricing Certificate” shall mean a certificate delivered pursuant to Section 5.04(c).

“Prime Rate” shall mean the rate of interest per annum from time to time set forth on the British Banking Association Telerate Page 5.

“Priority Hedging Obligations” means bona fide non-speculative Hedging Obligations (i) incurred before or within 90 days following the Closing Date for the purpose of fixing the rate of interest with respect to Indebtedness incurred under this Agreement in connection with the Transactions or (ii) incurred for the purpose of renewing or extending such fixed interest rates for a period not to exceed, on a weighted average basis, the weighted average life to maturity of the underlying Indebtedness.

“Property Loss Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property; provided, however, for purposes of determining whether a prepayment under Section 2.13(a) would be required, a Property Loss Event shall be deemed to have occurred only to the extent that the aggregate Net Cash Proceeds (a) of all such events, together with all Dispositions that constitute Prepayment Asset Sales without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000 and (b) of all such events, together with all Dispositions that constitute Prepayment Asset Sales without giving effect to the dollar thresholds in the definition thereof, during any five-fiscal year period exceed $50,000,000.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower reasonably and in good faith.

“Qualified Public Offering” shall mean the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Rating Agencies” shall mean Moody’s and S&P.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.03(b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Entity” shall mean (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Borrower or its subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans or similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Term Loan Commitments representing more than 50% of the sum of all Term Loans and Term Loan Commitments at such time; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any Person shall mean any Financial Officer or any executive vice president, senior vice president, vice president, secretary or assistant secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Person.

“Restricted Cash” shall mean cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries that are contractually restricted from being distributed to the Borrower or that are classified as “restricted cash” on the consolidated balance sheet of the Borrower prepared in accordance with GAAP.

“Restricted Guarantor” shall mean a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall mean:

(a) the declaration or payment of any dividend or the making of any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(i) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(b) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;

(c) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, of any Specified Senior Indebtedness or any Subordinated Indebtedness other than: (i) Indebtedness permitted under Section 6.01(b)(vii); or

(ii) the purchase, repurchase or other acquisition of any Specified Senior Indebtedness or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year (or, in the case of the Specified Senior Indebtedness, 9 months) of the date of purchase, repurchase or acquisition; or

(d) the making of any Restricted Investment.

“Restricted Payment Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to the sum (without duplication) of:

(a) $100,000,000;

(b) an amount, not less than zero, determined on a cumulative basis equal to that portion of Excess Cash Flow for each fiscal year of the Borrower ended on or after December 31, 2008 and prior to the Reference Time multiplied by 100% minus the ECF Percentage for the relevant fiscal year; plus

(c) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower or a Restricted Subsidiary (without the issuance of additional Equity Interests in such Restricted Subsidiary) since immediately after the Closing Date (other than (i) to the extent used to fund the Transactions or other Permitted Investments or Restricted Payments pursuant to Section 6.03(b), (ii) Specified Equity Contributions and (iii) net cash proceeds to the extent such net cash proceeds have been used pursuant to Section 6.01(b)(xi)(A)) from the issue or sale of:

(i) (A) Equity Interests of the Borrower, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as reasonably determined in good faith by the Borrower, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Borrower, Restricted Subsidiaries and any direct or indirect parent company of the Borrower, after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv); and

(y) Designated Preferred Stock;

(B) to the extent such net cash proceeds or other property are actually contributed to the capital of the Borrower or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of the Borrower’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.03(b)(iv)); or

(ii) debt of the Borrower or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or a direct or indirect parent company of the Borrower; or

(iii) Disqualified Stock of the Borrower or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Borrower;

provided, however, that this paragraph (c) shall not include the proceeds from (w) Refunding Capital Stock, (x) Equity Interests or convertible debt securities sold to the Borrower or a Restricted Subsidiary, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(d) 100% of the aggregate amount of cash and the fair market value, as reasonably determined in good faith by the Borrower, of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than (i) net cash proceeds to the extent utilized pursuant to Section 6.01(b)(xi)(A), (ii) to the extent applied to fund the Transactions or other Permitted Investments or Restricted Payments pursuant to Section 6.03(b), (iii) by a Restricted Subsidiary, (iv) Specified Equity Contributions and (v) any Excluded Contributions); plus

(e) 100% of the aggregate amount received in cash and the fair market value, as reasonably determined in good faith by the Borrower, of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Borrower, a Restricted Subsidiary or any direct or indirect parent company of the Borrower) of, or interest, returns, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date; or

(ii) the sale or other disposition (other than to the Borrower, a Restricted Subsidiary or any direct or indirect parent company of the Borrower) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Closing Date; plus

(f) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as reasonably determined by the Borrower in good faith or if such fair market value may exceed $35,000,000, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 6.03(b)(vii) or to the extent such Investment constituted a Permitted Investment.

“Restricted Subsidiary” shall mean, at any time, each direct and indirect subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Credit Agreement” shall mean the Revolving Loan Credit Agreement dated as of October 12, 2007 among MergerSub, the Company, JPMorgan Chase Bank, N.A., as administrative agent, Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as co-syndication agent and joint bookrunner, and Lehman Brothers Inc., as co-syndication agent.

“Revolving Credit Documents” shall mean the “Loan Documents” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Facility” shall mean the asset backed revolving credit facility made available to the Borrower pursuant to the Revolving Credit Agreement.

“Revolving Credit Facility Collateral” shall mean the “Collateral” as defined in the Revolving Credit Agreement as in effect on the date hereof.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Sections 5.04(a) and (b).

“Secured Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Secured Parties” shall mean the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the Mortgages, Guarantee and Collateral Agreement, the Intellectual Property Security Agreements and the Perfection Certificate and each of the other instruments and documents executed and delivered with respect to the Collateral pursuant to Section 5.09, or 5.10.

“Senior Bridge Loan Agreement” shall mean the senior unsecured increasing rate term loan agreement entered into as of the Closing Date by and among the Borrower; Holdings; the Subsidiary Guarantors party thereto; JPMorgan Chase Bank, N.A., as administrative agent; and the lenders from time to time party thereto, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Bridge Loans” shall mean up to $1,190,000,000 aggregate principal amount of senior unsecured increasing rate term loans made available to the Borrower under the Senior Bridge Loan Agreement.

“Senior Notes” shall mean up to $1,190,000,000 aggregate principal amount of (i) the Senior Exchange Notes due 2015 of the Borrower issued in exchange for Senior Bridge Loans and/or (ii) the Senior Notes due 2015 of the Borrower.

“Senior Secured Leverage Ratio” shall mean, as of any date, the ratio of (i) (A)Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries on such date that is not contractually subordinated in right of payment to other Indebtedness and that is secured by a Lien on property of the Borrower or any of its Restricted Subsidiaries, including all Capital Lease Obligations, at such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrower and its Restricted Subsidiaries and held by the Borrower and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP to (ii) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent; provided that (i) the calculation of Consolidated Indebtedness shall be determined after giving effect to the application of any Specified Equity Contribution proceeds that are applied to the repayment of Consolidated Indebtedness and (ii) the calculation of clause (B) hereof shall be determined after giving effect to any increase in the amount of Cash or Cash Equivalents that has resulted from a Specified Equity Contribution to the extent not applied to the repayment of Consolidated Indebtedness.

“Senior Subordinated Bridge Loan Agreement” shall mean the senior subordinated unsecured increasing rate term loan agreement entered into as of the Closing Date by and among the Borrower; Holdings; the Subsidiary Guarantors party thereto; JPMorgan Chase Bank, N.A., as administrative agent; and the lenders from time to time party thereto, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Subordinated Bridge Loans” shall mean up to $750,000,000 aggregate principal amount of senior subordinated unsecured increasing rate term loans made available to the Borrower under the Senior Subordinated Bridge Loan Agreement.

“Senior Subordinated Notes” shall mean up to $750,000,000 aggregate principal amount of (i) the Senior Subordinated Exchange Notes due 2017 of the Borrower issued in exchange for Senior Subordinated Bridge Loans and/or (ii) the Senior Subordinated Notes due 2017 of the Borrower.

“Similar Business” shall mean any business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” shall mean, with respect to any Person, (a) on a going concern basis the consolidated fair value of the assets of such Person and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the consolidated present fair saleable value of the property of such Person and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its subsidiaries will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Default” shall have the meaning assigned to such term in Section 2.13(a).

“Specified Equity Contribution” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Specified Senior Indebtedness” shall mean up to $1,190,000,000 aggregate principal amount of the Senior Notes and/or the Senior Bridge Loans.

“Specified Senior Indebtedness Documentation” shall mean any credit agreement, indenture and/or other agreement governing the Specified Senior Indebtedness and all documentation delivered pursuant thereto.

“Specified Senior Subordinated Indebtedness” shall mean up to $750,000,000 aggregate principal amount of the Senior Subordinated Notes and/or the Senior Subordinated Bridge Loans.

“Specified Senior Subordinated Indebtedness Documentation” shall mean any credit agreement, indenture and/or other agreement governing the Specified Senior Subordinated Indebtedness and all documentation delivered pursuant thereto.

“Sponsor” shall mean Madison Dearborn Partners, LLC and Providence Equity Partners and each of their respective Affiliates but not including, however, any operating portfolio companies of any of the foregoing.

“Sponsor Management Agreement” shall mean collectively (a) the management agreement between certain management companies associated with the Sponsor and the Borrower and any direct or indirect parent company, and (b) the MDP Unit Purchase Agreement, in each case, as in effect on the Closing Date.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board and applicable to any member of bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board).

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower and the Guarantors which is by its terms subordinated in right of payment to the Obligations of the Borrower or such Guarantor, as applicable.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each subsidiary listed on Schedule 1.01(a), and each other subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise, excluding (a) any Excluded Subsidiary and (b) any Foreign Subsidiary.

“Successor Company” shall have the meaning assigned to such term in Section 6.04(a)(i).

“Successor Person” shall have the meaning assigned to such term in Section 6.04(c)(i).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any material exterior construction on the site of such Mortgaged Property or any material easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) within a reasonable period after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.10 or (b) otherwise reasonably acceptable to the Collateral Agent.

“Target Material Adverse Effect” shall mean, when used in connection with the Company or Holdings, as the case may be, any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or Holdings and its subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect” with respect to the Company or Holdings, as the case may be: (i) the entry into or the announcement of the execution of the Merger Agreement (including losses or threatened losses of the relationships of the Company or any of its subsidiaries with customers, vendors or suppliers or the loss or departure of officers or other coworkers of the Company or any of its subsidiaries), actions contemplated by the Merger Agreement or the performance of obligations under the Merger Agreement, including the termination of the Company Financing Agreements (as defined in the Merger Agreement) as provided under Section 8.3(c) of the Merger Agreement, (ii) the identity of Holdings or any of its Affiliates as the acquiror of the Company, (iii) changes affecting the United States economy or financial or securities markets as a whole or changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries conduct their business, to the extent such changes do not materially disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries conduct their business, (iv) the failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof, (v) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of the Company on or after the date hereof, (vi) the suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, (vii) any change in any applicable law, rule or regulation of GAAP or interpretation thereof after the date hereof, (viii) the availability or cost of financing to Holdings or Merger Sub, (ix) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof and (x) any litigation arising from or relating to allegations of a breach of fiduciary duty relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Loan” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01 and, if applicable, any Incremental Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment or Term Loans, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Facility” shall mean the term loan facility contemplated by Section 2.01.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean October 10, 2014.

“Termination Date” shall mean the date upon which all Term Loan Commitments have terminated and the Term Loans, together with all interest, the Administration Fee and other non-contingent Obligations, have been paid in full in cash.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Total Assets” shall mean total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries as may be expressly stated.

“Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) (A) Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries on such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrower and its Restricted Subsidiaries and held by the Borrower and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP to (ii) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent; provided that (i) the calculation of Consolidated Indebtedness shall be determined after giving effect to the application of any Specified Equity Contribution proceeds that are applied to the repayment of Consolidated Indebtedness and (ii) the calculation of clause (B) hereof shall be determined after giving effect to any increase in the amount of Cash or Cash Equivalents that has resulted from a Specified Equity Contribution to the extent not applied to the repayment of Consolidated Indebtedness.

“Transaction Expenses” shall mean any fees, costs or expenses incurred or paid by the Sponsor, the Borrower (or any direct or indirect parent of the Borrower) or any of its subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), the Sponsor Management Agreement, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the Merger, (b) the Equity Investment, (c) the funding of the Specified Senior Indebtedness, (d) the funding of the Specified Senior Subordinated Indebtedness, (e) the funding of the Term Loans and the other transactions contemplated by this Agreement and the other Loan Documents, (f) the consummation of the refinancing of the Existing Debt as contemplated by Sections 4.02(l), (g) the execution and delivery of the Revolving Credit Agreement and the borrowings of loans and the issuance of letters of credit thereunder, and (h) the payment of Transaction Expenses.

“Treasury Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Type”, when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” shall mean:

(a) any subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided in Section 5.11); and

(b) any subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, the Total Net Leverage Ratio and Senior Secured Leverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the Total Net Leverage Ratio or Senior Secured Leverage Ratio or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend the Total Net Leverage Ratio or Senior Secured Leverage Ratio or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend the Total Net Leverage Ratio or Senior Secured Leverage Ratio or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided that all determinations made pursuant to the Total Net Leverage Ratio or Senior Secured Leverage Ratio or any financial definition used therein shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Total Net Leverage Ratio or Senior Secured Leverage Ratio or such financial definition is amended. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. The words “date hereof” and “date of this Agreement” and words of similar impact mean October 12, 2007.

SECTION 1.03. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.04. Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

SECTION 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Term Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.08. Pro Forma Calculations. For purposes of determining whether any action is otherwise permitted to be taken hereunder, the Total Net Leverage Ratio and Senior Secured Leverage Ratio shall be calculated as follows:

(a) In the event that the Borrower or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to or simultaneously with the event for which the calculation of such ratio is made (a “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

(b) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, and other operational changes that the Borrower or any of its Restricted Subsidiaries has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with such Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

(c) For purposes of this Section 1.08, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an Officer’s Certificate, to reflect (i) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (ii) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (5) to the “Summary Historical and Pro Forma Financial Data” under “Offering Circular Summary” in the offering circular for the Borrower’s Senior Exchange Notes due 2015 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period; provided that such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable and otherwise comply with the limitations set forth in the definition of “EBITDA”.

ARTICLE II

The Term Loans

SECTION 2.01. Term Loan Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Term Loans.

(a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is not less than the Minimum Threshold.

(b) Subject to Sections 2.02(e), 2.08 and 2.15, all Term Loans shall be made as ABR Term Loans or Eurodollar Term Loans. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than fifteen Eurodollar Borrowings outstanding hereunder at any time.

(c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m. and the Administrative Agent shall promptly wire transfer the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to the Term Loans comprising such Borrowing at the time and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate plus the Applicable Percentage for ABR Term Loans. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement and (x) the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and (y) if the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:30 p.m. three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:30 p.m. one Business Day before a proposed Borrowing. Each such telephonic request shall be irrevocable, shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such

Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period or Interest Periods with respect thereto; provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Term Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Term Loan made by it hereunder be evidenced by a promissory note in substantially the form of Exhibit G with appropriate insertions and deletions (each, a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its permitted registered assigns. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a Note, the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more Notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Administration Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees in the amounts and at the times as separately agreed by the Borrower and the Administrative Agent (the “Administration Fee”).

SECTION 2.06. Interest on Term Loans.

(a) Subject to the provisions of Section 2.07, the Term Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, Term Loans comprising a Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest, including interest payable pursuant to Section 2.07, shall be computed on the basis of the actual number of days elapsed over a year of 360 days (other than computations of interest for ABR Term Loans, which shall be made by the Administrative Agent on the basis of the actual number of days elapsed over a year of 365 or 366 day, as applicable) and shall be calculated from and including the date of the relevant Borrowing to, but excluding, the date of repayment thereof. Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan, except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If an Event of Default under Section 7.01(b) or (c) shall have occurred and shall be continuing, by acceleration or otherwise, then, upon the request of the Required Lenders until the related defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal of a Term Loan, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that (i) the Administrative Agent shall have reasonably determined that deposits in the principal amounts and denominations of the Term Loans comprising any Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered in the London interbank market will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Term Loan during the applicable Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that the Adjusted LIBO Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Term Loans for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), each affected Eurodollar Term Loan shall automatically, on the last day of the current Interest Period for such Term Loan, convert into an ABR Term Loan and the obligations of the Lenders to make Eurodollar Term Loans denominated in dollars or to convert ABR Term Loans into Eurodollar Term Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination of Term Loan Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior written or fax notice to the Administrative Agent (i) not later than 12:30 p.m., one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing and (ii) not later than 12:30 p.m., three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, subject in each case to the following:

(w) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Term Loans comprising the converted or continued Borrowing;

(x) if less than all of the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(y) each conversion shall be effected by each Lender and the Administrative Agent recording, for the account of such Lender, the Type of such Term Loan resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion; and

(z) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16.

Each notice pursuant to this Section 2.10 shall be irrevocable (subject to Sections 2.08 and 2.15) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11. Repayment of Borrowings.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the principal amount of the Term Loans on the dates and in the amounts set forth below:

Date	Amount
09/30/09	$5,500,000
12/31/09	$5,500,000
03/31/10	$5,500,000
06/30/10	$5,500,000
09/30/10	$5,500,000
12/31/10	$5,500,000
03/31/11	$5,500,000
06/30/11	$5,500,000
09/30/11	$5,500,000
12/30/11	$5,500,000
03/30/12	$5,500,000
06/29/12	$5,500,000
09/28/12	$5,500,000
12/31/12	$5,500,000

Date	Amount
03/28/13	$5,500,000
06/28/13	$5,500,000
9/30/13	$5,500,000
12/31/13	$5,500,000
03/31/14	$5,500,000
06/30/14	$5,500,000
Term Loan Maturity Date	2,090,000,000

(b) To the extent not previously paid, the Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of the Term Loans on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Optional Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice by the Borrower in the case of Eurodollar Term Loans, or written or fax notice by the Borrower at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 12:30 p.m.; provided, however, that each partial prepayment shall be in an aggregate amount of not less than the Minimum Threshold.

(b) Optional prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a) in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity. Optional prepayments of Term Loans and any Incremental Term Loans shall be applied ratably among the outstanding Term Loans and Incremental Term Loans.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.

SECTION 2.13. Mandatory Prepayments.

(a) Not later than the tenth Business Day following the receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of any Prepayment Asset Sale or Property Loss Event, the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries with respect thereto, (subject to the restrictions set forth herein) to prepay outstanding Term Loans in accordance with Section 2.13(d); provided, however, that, the foregoing percentage shall be reduced to (i) 50% if the Total Net Leverage Ratio is less than or equal to 6.00 to 1.00 but greater than 5.00 to 1.00 and (ii) 0% if the Total Net Leverage Ratio is less than or equal to 5.00 to 1.00, in each case, determined by reference to the most recently delivered Pricing Certificate at the time of receipt of such Net Cash Proceeds; and provided, further, that if (A) prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intent to reinvest such Net Cash Proceeds in assets of a kind then used or usable in the business of the Borrower and its Restricted Subsidiaries (including any Related Business Assets) and (B) no Event of Default shall have occurred and be continuing at the time of such proposed reinvestment, and no Event of Default under clause (b), (c), (g) or (h) of Section 7.01 (each, a “Specified Default”) shall have occurred and shall be continuing at the time of proposed reinvestment (unless, in the case of such Specified Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing), then the Borrower shall not be required to prepay Term Loans hereunder in respect of such Net Cash Proceeds to the extent that such Net Cash Proceeds are so reinvested within 365 days after the date of receipt of such Net Cash Proceeds (or, within such 365 day period, the Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Cash Proceeds, and such Net Cash Proceeds are so reinvested within 180 days after such binding commitment is so entered into); provided, however, that (I) if any Net Cash Proceeds are not reinvested or applied as a repayment on or prior to the last day of the applicable application period, such Net Cash Proceeds shall be applied within five Business Days to the prepayment of the Term Loans as set forth above (without regard to the immediately preceding proviso) and (II) if, as a result of any Prepayment Asset Sale or Property Loss Event, the Borrower would be required to prepay or make an “offer to purchase” the Specified Senior Indebtedness pursuant to the terms of the Specified Senior Indebtedness Documentation or any other Material Indebtedness, in any such case prior to the expiry of the foregoing reinvestment or repayment periods, the Borrower shall apply the relevant percentage of such Net Cash Proceeds as required above by this paragraph (a) to prepay Term Loans in accordance with Section 2.13(d) on the day immediately preceding the date of such required “offer to purchase” (without regard to the immediately preceding proviso).

(b) No later than the tenth Business Day following the delivery of the Section 5.04 Financials under Section 5.04(a) (commencing with the fiscal year ended December 31, 2008), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(d) in an aggregate principal amount equal to the excess, if any, of (i) the applicable ECF Percentage of Excess Cash Flow for the fiscal year then ended over (ii) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.12 and “Revolving Loans” (to the extent accompanied by a permanent reduction of the “Revolving Credit Commitments” each as defined under the Revolving Credit Agreement) during such fiscal year or on or prior to the date such payment is required to be made (without duplication), in each case to the extent such prepayments are not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness).

(c) In the event that the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the Borrower shall no later than the third Business Day following the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(d).

(d) Prior to the repayment in full of all Term Loans and all Obligations (other than contingent obligations) relating thereto, all prepayments required by this Section 2.13 shall be applied to the repayment of the Term Loans until paid in full (based on the principal amounts of such Term Loans on the date of prepayment and applied against the remaining scheduled installments of principal due in respect of the Term Loans in the direct order of maturity); provided that to the extent an Event of Default then exists, such prepayment shall instead be applied in accordance with Section 2.17(b).

(e) Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement including in Section 9.08, the Borrower shall have the option in its sole discretion to give the Lenders the option to waive their pro rata share of a mandatory prepayment of Term Loans which is to be made pursuant to Section 2.13(a), (b) or (c) (each such repayment a “Waivable Mandatory Prepayment”) upon the terms and provisions set forth in this Section 2.13(e). If the Borrower elects to exercise the option referred to in the immediately preceding sentence the Borrower shall give to the Administrative Agent written notice of its intention to give the Lenders the right to waive a Waivable Mandatory Prepayment including in such notice the aggregate amount of such proposed prepayment not later than 12:30 p.m. five Business Days prior to the date of the proposed prepayment which notice the Administrative Agent shall promptly forward to all Lenders indicating in such notice the amount of such prepayment to be applied to each such Lender’s outstanding Term Loans. The Borrower’s offer to permit the Lenders to waive any such Waivable Mandatory Prepayment may apply to all or part of such prepayment, provided that any offer to waive part of such prepayment must be made ratably to the Term Loan Lenders (based on the principal amount of the Term Loans on the date of prepayment). In the event that any such Lender desires to waive its pro rata share of such Lender’s right to receive any such Waivable Mandatory Prepayment in whole or in part such Lender shall so advise the Administrative Agent no later than 4:00 p.m. on the date which is two Business Days after the date of such notice from the Administrative Agent and the Administrative Agent shall promptly thereafter notify the Borrower thereof which notice shall also include the amount such Lender desires to receive in respect of such prepayment. If any Lender does not reply to the Administrative Agent within such two Business Day period such Lender will be deemed not to have waived any part of such prepayment. If any Lender does not specify an amount it wishes to receive such Lender will be deemed to have accepted 100% of its share of such prepayment. In the event that any such Lender waives all or part of its share of any such Waivable Mandatory Prepayment the Borrower shall retain 100% of the amount so waived by such Lender. Notwithstanding anything to the contrary contained above if one or more Lenders waives its right to receive all or any part of any Waivable Mandatory Prepayment but less than all the Lenders waive in full their right to receive 100% of the total Waivable Mandatory Prepayment otherwise required with respect to the Term Loans, then the amount actually applied to the repayment of Term Loans of Lenders which have waived all or any part of their right to receive 100% of such prepayment shall be applied to each then outstanding Borrowing of Term Loans on a pro rata basis so that each Lender with outstanding Term Loans shall after giving effect to the application of the respective repayment maintain the same percentage as determined for such Lender but not the same percentage that the other Term Loan Lenders hold and not the same percentage held by such Lender prior to prepayment of each Borrowing of Term Loans which remains outstanding after giving effect to such application. Notwithstanding anything to the contrary Lenders shall not have the right to waive mandatory prepayments under this Section 2.13 except as set forth in this Section 2.13(e).

SECTION 2.14. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made or participations in Term Loans purchased by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated borrowers and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that if, after the payment of any amounts by the Borrower under this Section 2.14, any Change in Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender, then such Lender shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Change in Law.

(e) Notwithstanding anything in this Section 2.14 to the contrary, this Section 2.14 shall not apply to any Change in Law with respect to Taxes, which shall be governed exclusively by Section 2.20.

SECTION 2.15. Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Term Loans made by such Lender shall be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Term Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder other than by operation of Section 2.08 (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Term Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period (exclusive of any loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment; Intercreditor Agreements.

(a) Except as provided below in this Section 2.17 and as required under Section 2.13, 2.14, 2.15, 2.16, 2.20 or 2.21, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Term Loan Commitments (or, if such Term Loan Commitments shall have terminated, in accordance with the respective principal amounts of their respective applicable outstanding Term Loans). In addition, in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Collateral Agent, the Administrative Agent or any Lender) made or applied in respect of any of the Obligations during the existence of an Event of Default or during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Collateral Agent and the Administrative Agent in their capacities as such; (ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among such Lenders in proportion to the respective amounts described in this clause second payable to them); (iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Term Loans (ratably among such Lenders in proportion to the respective amounts described in this clause third payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans (ratably among such Lenders in proportion to the respective amounts described in this clause fourth held by them) and amounts constituting Nonpriority Hedging Obligations; and (v) last, in the case of proceeds of collateral, the balance, if any, thereof, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law. Each Lender agrees that the provisions of this Section 2.17 (including the priority of the Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including in any Insolvency Proceedings in respect of any Loan Party, to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.17, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.17.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Term Loan as a result of which the unpaid principal portion of its Term Loans shall be proportionately less than the unpaid principal portion of the Term Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and participations in Term Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. The Borrower expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Term Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. The Borrower shall make each payment (including principal of or interest on any Borrowing or any Administration Fee or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m. on the date when due in dollars in immediately available funds. Each such payment shall be made to the Administrative Agent at its offices at Lehman Commercial Paper Inc., 745 Seventh Avenue, New York, New York, 10019, Attn: Loan Portfolio Group - CDW Portfolio Manager, Tel: (212) 526-1819, Fax: (646) 834-4997, Email: ritam.bhalla@lehman.com. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

SECTION 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.20) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes (but not Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if, after the payment of any amounts by the Borrower under this Section, any such Indemnified Taxes in respect of which a payment was made are thereafter determined to have been incorrectly or illegally imposed, then the relevant recipient of such payment shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Indemnified Taxes; provided, further, that the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.20(c) for any amounts incurred more than six months prior to the date the Administrative Agent or such Lender, as applicable, notifies the Borrower of its intention to claim compensation therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall (a) furnish to the Borrower (with a copy to the Administrative Agent) on or before the date it becomes a party to the Agreement either (i) two accurate and complete originally executed copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or successor form), (ii) two accurate and complete originally executed copies of IRS Form W-8ECI (or successor form) or (iii) two accurate and complete originally executed copies of IRS Form W-8IMY (or successor form) together with any required attachments, certifying, in any case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder and (b) provide to the Borrower (with a copy to the Administrative Agent) a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) together with any required attachments upon (i) the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder, (ii) the occurrence of any event requiring a change in the most recent form previously delivered by it and (iii) from time to time if requested by the Borrower or the Administrative Agent; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit E together with a Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f) Any Lender that is a United States Person, as defined in Section 7701(a)(30) of the Code, shall (unless such Lender may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1)) deliver to the Borrower (with a copy to the Administrative Agent), at the times specified in Section 2.20(e), two accurate and complete original signed copies of IRS Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

(g) In the event that the Borrower is resident in or conducts business in Puerto Rico, each Lender that is not a resident of Puerto Rico for Puerto Rican Tax purposes shall file any certificate or document reasonably requested by the Borrower and, when prescribed by applicable law and reasonably requested by the Borrower, update or renew any such certificate or document, pursuant to any applicable law or regulation, if such filing (i) would eliminate or reduce the amount of withholding Taxes imposed by Puerto Rico with respect to any payment hereunder and (ii) would not, in the sole discretion of such Lender, result in a legal, economic or regulatory disadvantage to such Lender.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20(h) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that (i) the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority and (ii) nothing herein contained shall interfere with the right of a Lender or Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.21. Assignment of Term Loans Under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender requests compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender shall become a Defaulting Lender or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all affected Lenders in accordance with the terms of Section 9.08 or all the Lenders and such amendment, waiver or other modification is consented to by the Required Lenders (any such Lender, a “Non-Consenting Lender”), the Borrower may, at its sole cost and expense, upon notice to such Lender and upon the consent of the Administrative Agent, which shall not be unreasonably withheld, either:

(x) replace such Lender, as the case may be, by causing such Lender to (and such Lender shall be obligated to) assign, at par, 100% of the principal of its outstanding Term Loans plus any accrued and unpaid interest pursuant to Section 9.04 (with the assignment fee to be waived in such instance) all of its rights and obligations under this Agreement to one or more Persons (which Persons shall otherwise be subject to the approval rights set forth in Section 9.04(b)); provided that (I)(A) the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree, (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments and (II) the Borrower shall pay to such Lender all Obligations (other than contingent obligations and other than principal and accrued interest paid by the assignee) owing to such Lender as of the date of such assignment; or

(y) repay all Obligations (other than contingent obligations) owing to such Lender as of such termination date.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.21.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) (x) to file any certificate or document reasonably requested by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.

SECTION 2.22. Incremental Term Loans.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the establishment of one or more new term loan commitments (the “Incremental Term Loans”); provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Event of Default shall exist. Each Incremental Term Loan shall be in an aggregate principal amount that is not less than $50,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans shall not exceed the lesser of (x) $500,000,000 and (y) the maximum amount at the time of such proposed Incremental Term Loan that could be incurred such that before and after giving pro forma effect to such Incremental Term Loan and after giving effect to any acquisition permitted under this Agreement and consummated in connection with the application of such proceeds, the Senior Secured Leverage Ratio does not exceed 5.00:1.00 as of the last date for which Section 5.04 Financials have been delivered to the Administrative Agent. Each Incremental Term Loan (1) shall rank pari passu in right of payment and of security with the then-existing Term Loans, (2) shall not mature earlier than the Term Loan Maturity Date, (3) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans (without giving effect to annual amortization on any Incremental Term Loan Facility not in excess of 1% of the principal amount thereof) and (4) shall be treated in the same manner as the Term Loans for purposes of Section 2.13(c). Each notice from the Borrower pursuant to this Section 2.22 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loan. Incremental Term Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the relevant Persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans, if such consent would be required under Section 9.04(b) for an assignment of Term Loans to such Lender or Additional Lender.

(b) Commitments in respect of Incremental Term Loans shall become Term Loan Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Term Loan Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment). The Borrower may use the proceeds of Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loan unless it so agrees in its sole discretion.

(c) The Term Loans and Term Loan Commitments established pursuant to this paragraph shall constitute Term Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Term Loans or any such new Term Loan Commitments.

(d) This Section 2.22 shall supersede any provisions in Section 2.18 or 9.08 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants (it being understood that, for purposes of the representations and warranties made in the Loan Documents on the Closing Date and on the Amendment Closing Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and in good standing (where relevant) under the laws of the jurisdiction of its organization, except where the failure to be duly organized or formed or to exist (other than in the case of the Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.

SECTION 3.02. Authorization. The execution, delivery and performance of the Loan Documents (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action of each Loan Party and (b) will not (i) violate (A) any provision (x) of any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party, (B) any applicable order of any Governmental Authority, (C) any provision of the Specified Senior Indebtedness Documentation or the Specified Senior Subordinated Indebtedness Notes Documentation or (D) any provision of any other material indenture, agreement or other instrument to which any Loan Party or any Restricted Subsidiary is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under (x) the Specified Senior Indebtedness Documentation or the Specified Senior Subordinated Indebtedness Notes Documentation or (y) any other such material indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any Restricted Subsidiary (other than Liens created or permitted hereunder or under the Security Documents); except with respect to clauses (b)(i) through (b)(iii) (other than clauses (b)(i)(A)(y), (b)(i)(C) and (b)(ii)(x)), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement and each other Loan Document (when delivered) have been duly executed and delivered by each Loan Party which is a party thereto. This Agreement and each other Loan Document delivered on the Closing Date constitutes, and each other Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

SECTION 3.04. Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the execution, delivery and performance of the Loan Documents by the Loan Parties, except for (a) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent and (b) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements.

(a) The Company’s consolidated balance sheets and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2005 and December 31, 2006, audited by and accompanied by the report of PricewaterhouseCoopers LLP present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

(b) The Company has heretofore delivered to the Administrative Agent its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of the fiscal quarter ended June 30, 2007, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the four-fiscal quarter period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions believed by the Borrower on the date of delivery thereof to be reasonable, are based in all material respects on the information reasonably available to the Borrower as of the date of delivery thereof, and reflect in all material respects the adjustments required to be made to give effect to the Transactions, it being understood that actual adjustments may vary from the pro forma adjustments and actual results may vary from such projected results and, in each case, such variations may be material.

SECTION 3.06. No Material Adverse Change. Since the December 31, 2006, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties. Each Loan Party and each Restricted Subsidiary has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) all such material properties and assets are free and clear of Liens, other than Permitted Liens.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of the Borrower, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s parent company therein, and such Schedule shall denote which subsidiaries as of the Closing Date are not Subsidiary Guarantors.

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or any Restricted Subsidiary or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Loan Parties or any Restricted Subsidiary or any of their respective material properties is in violation of any applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Loan Parties or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation T, U or X issued by the Board.

SECTION 3.11. Investment Company Act. None of the Loan Parties or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12. Taxes. Each of the Loan Parties and each Restricted Subsidiary has, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect, filed or caused to be filed all Federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except such Taxes and assessments that are not overdue by more than 45days or the amount or validity of which are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.13. No Material Misstatements. As of the Closing Date, to the knowledge of the Borrower, the written information, reports, financial statements, exhibits and schedules furnished by (as modified or supplemented by other information so furnished prior to the Closing Date) or on behalf of the Borrower to the Administrative Agent or the Lenders (other than projections and other forward looking information and information of a general economic or industry specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders prior to the Closing Date in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished prior to the Closing Date) were prepared in good faith on the basis of assumptions believed by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by the Borrower (it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections or as to whether such projections will be achieved or will materialize).

SECTION 3.14. Employee Benefit Plans. No ERISA Event has occurred or could reasonably be expected to occur, that could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Environmental Matters. Except as otherwise provided in Schedule 3.15, or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Borrower, threatened against any Loan Party or any of their respective subsidiaries under any Environmental Law, (iii) none of the Loan Parties or any of their respective subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws and (iv) there are no facts, circumstances or conditions relating to the past or present business or operations of any Loan Party, any of their respective subsidiaries, or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any past or present assets of any Loan Party or any of their respective subsidiaries, that could reasonably be expected to result in any Loan Party or any subsidiary incurring any claim or liability under any Environmental Law.

SECTION 3.16. Security Documents. All filings and other actions necessary to perfect the Liens on the Collateral created under, and in the manner contemplated by, this Agreement and the Security Documents have been duly made or taken or otherwise provided for in a manner reasonably acceptable to the Collateral Agent to the extent required by the terms of this Agreement or such Security Documents and the Security Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected first priority Lien in the Collateral (to the extent that, with respect to Collateral that is intellectual property, a valid, perfected Lien in such Collateral is possible through such filings and other actions) or, with respect to Revolving Credit Facility Collateral, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected second priority Lien in such Collateral, securing the payment of the Secured Obligations, subject only to Permitted Liens; provided, however, the representation and warranty set forth in this Section 3.16 as it relates to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Lender with respect thereto shall be made only to the extent of comparable representations and warranties applicable to such Equity Interests or Collateral set forth in the Security Documents pursuant to which Liens on such Equity Interests or Collateral are purported to be granted.

SECTION 3.17. Location of Real Property and Leased Premises.

(a) Schedule 3.17(a) lists completely and correctly (in all material respects) as of the Closing Date all real property owned in fee by the Loan Parties and the Restricted Subsidiaries and the addresses thereof, to the extent reasonably available. Except as otherwise provided in Schedule 3.17(a), the Borrower and its Restricted Subsidiaries own in fee all the real property set forth on such schedule, except to the extent the failure to have such title could not reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.17(b) lists completely and correctly (in all material respects) as of the Closing Date all real property in excess of 100,000 square feet leased by the Loan Parties and the Restricted

Subsidiaries and the addresses thereof. Except as otherwise provided on Schedule 3.17(b), the Loan Parties and the Restricted Subsidiaries have valid leasehold interests in all the real property set forth on such schedule, except to the extent the failure to have such valid leasehold interest could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Labor Matters. Except as set forth in Schedule 3.18 and except in the aggregate to the extent the same has not had and could not be reasonably expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing, and (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

SECTION 3.19. Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 3.20. Intellectual Property. Except as set forth in Schedule 3.20, the Borrower and each of its Restricted Subsidiaries own, license or possess the right to use all intellectual property, free and clear of Liens other than Permitted Liens, from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights or the imposition of such restrictions or Liens could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21. Subordination of Junior Financing. The Obligations constitute “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 3.22. Other Closing Date Representations. On the Closing Date, each of the Other Closing Date Representations is true.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction (or waiver by the Arrangers on or prior to the Closing Date and in accordance with Section 9.08 thereafter) of the following conditions:

SECTION 4.01. All Term Loans. On the date of the making of each Term Loan, including the making of an Incremental Term Loan (it being understood that the conversion into a Eurodollar Term Loan or an ABR Term Loan or continuation of a Eurodollar Term Loan does not constitute the making of a Term Loan):

(a) The Administrative Agent shall have received a notice of such Term Loan as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of the making of such Term Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that solely for purposes of representations and warranties made on the Closing Date, such representations and warranties shall be limited in all respects to the representations and warranties in Sections 3.01(d), 3.02(a), 3.03, 3.10, 3.11 and 3.21 and the Other Closing Date Representations.

(c) At the time of and immediately after the making of such Term Loan (other than on the Closing Date), no Default or Event of Default shall have occurred and be continuing.

The making of each Term Loan shall be deemed to constitute a representation and warranty by the Borrower to the Lenders on the date of the making of such Term Loan as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Initial Term Loan. On the Closing Date:

(a) The Existing Term Loan Agreement shall have been duly executed and delivered by the Borrower.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Kirkland & Ellis LLP, special counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders, and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that (except in connection with the Merger) the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, certifying compliance with the conditions precedent set forth in Sections 4.01(b) and 4.02(i).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by Merger Sub hereunder or under any other Loan Document.

(f) The Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from the Chief Financial Officer of the Borrower setting forth the conclusions that, after giving effect to the Transactions, the Loan Parties (on a consolidated basis) are Solvent.

(g) The Security Documents (other than any Mortgages) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect. All actions necessary to establish that the Collateral Agent will have a perfected first priority Lien on the Collateral (subject to Permitted Liens) shall have been taken: provided, however, that, with respect to any Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by the delivery of a stock certificate and stock power duly executed in blank, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests on terms and conditions as set forth in Section 5.13.

(h) The Administrative Agent shall have received the results of (i) searches of the Uniform Commercial Code filings (or equivalent filings) and (ii) bankruptcy, judgment and tax lien searches, made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Person, together with (in the case of clause (i)) copies of the financing statements (or similar documents) disclosed by such search.

(i) From December 31, 2006, no event, change or effect shall have occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(j) The Administrative Agent shall have received a certificate as to coverage under the insurance policies required by Section 5.02.

(k) The Administrative Agent shall have received a certified copy of the Merger Agreement, duly executed by the parties thereto (together with all exhibits and schedules thereto). The Merger shall be consummated substantially concurrently with the initial funding of Term Loans on the Closing Date in accordance with and on the terms described in the Merger Agreement, and no material provision of the Merger Agreement shall have been amended or waived in any respect materially adverse to the interests of the Lenders without the prior written consent of the Arrangers, not to be unreasonably withheld or delayed.

(l) Substantially simultaneously with the initial funding of Term Loans on the Closing Date (i) the Equity Investment shall have been made, (ii) Merger Sub shall have received gross cash proceeds of (x) not less than $1,190,000,000 from the borrowing of Senior Bridge Loans and (y) not less than $750,000,000 from the borrowing of Senior Subordinated Bridge Loans and (iii) the Revolving Credit Agreement shall have been executed and delivered by the parties thereto.

(m) All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the initial funding of the Term Loans on the Closing Date shall be) paid in full, all commitments (if any) respect thereof terminated and all guarantees (if any) thereof discharged and released. After giving effect to the Transactions, substantially all of the Indebtedness of the Borrower and its subsidiaries shall have been repaid other than (i) Indebtedness under the Loan Documents, (i) Indebtedness under the Revolving Credit Documents, (iii) the Specified Senior Indebtedness, (iv) the Specified Senior Subordinated Indebtedness and (v) other Indebtedness permitted by Section 6.01(b)(iii).

(n) The Lenders shall have received from the Loan Parties, to the extent requested at least ten days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o) The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”),

certified by the Borrower as having been prepared giving effect (as if such events had occurred on such date) to (A) the Transactions, including the Term Loans, Senior Bridge Loans and Senior Subordinated Bridge Loans, to be made on the Closing Date and the use of the proceeds thereof and (B) the payment of Transaction Expenses; and (ii) the financial statements of the Company and its Subsidiaries referred to in Section 3.05. The Pro Forma Balance Sheet shall have been prepared based upon the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at the end of the fiscal quarter ending June 30, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date, and shall be so certified by the Borrower.

SECTION 4.03. Amendment Closing Date. On the Amendment Closing Date:

(a) The amendment and restatement of the Existing Term Loan Agreement shall have been duly executed and delivered by the Borrower, the Agents and each of the Lenders. In addition, each of the Guarantors shall have executed and delivered its confirmation and consent provided for on the signature pages hereto.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Kirkland & Ellis LLP, special counsel for the Loan Parties, addressed to the Agents and the Lenders, and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the Amendment Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(d) The Administrative Agent shall have received a certificate, dated the Amendment Closing Date and signed by a Financial Officer of the Company, certifying compliance with the conditions precedent set forth in Sections 4.02(i) and 4.03(c).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Closing Date, including, to the extent invoiced at least three Business Days prior to the Amendment Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Termination Date the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.05.

(b) Other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted and (iii) maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted) and from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary in the reasonable judgment of management to the conduct of its business.

SECTION 5.02. Insurance.

(a) Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require and is considered normal and customary and at reasonable cost, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.03. Taxes. Pay and discharge when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become overdue by more than 45 days; provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (who will distribute to each Lender):

(a) as soon as available but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Borrower, (i) its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and (ii) an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this Section 5.04(a)(i));

(b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and for each fiscal quarter occurring after the first anniversary of the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC will satisfy the Borrower’s obligation under this Section 5.04(b) with respect to such quarter);

(c) concurrently with any delivery of Section 5.04 Financials, a certificate of a Financial Officer of the Borrower (i) certifying that to such Financial Officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, reasonably specifying the nature thereof, (ii) setting forth (x) to the extent applicable, computations in reasonable detail demonstrating the Total Net Leverage Ratio and the Senior Secured Leverage Ratio as of the date of such financial statements, (y) to the extent applicable, computations in reasonable detail necessary for determining compliance by the Borrower with the provisions of Section 6.11 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (z) in the case of a certificate delivered with the financial statements required by paragraph (a) above (commencing with the fiscal year ended December 31, 2008), setting forth the Borrower’s calculation of Excess Cash Flow;

(d) as soon as available, but in any event not later than the fifth Business Day after the 90th day after the commencement of each fiscal year of the Borrower, copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Financial Officer of the Borrower to the effect that such Financial Officer believes such projections to have been prepared on the basis of reasonable assumptions;

(e) simultaneously with the delivery of any Section 5.04 Financials, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S-X under the Securities Act);

(f) simultaneously with the delivery of any Section 5.04 Financials, management’s discussion and analysis of the important operational and financial developments of the Borrower and its Restricted Subsidiaries during the respect fiscal year or fiscal quarter, as the case may be; it being agreed that the furnishing of the Borrower’s annual report on Form 10-K or quarterly report on Form 10-Q, as filed with the SEC, will satisfy the Borrower’s obligations under this Section 5.04(f);

(g) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(h) promptly, from time to time, such other information regarding the operations, business, legal or corporate affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available (the “Platform”) on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.05. Notices. Promptly upon any Responsible Officer of the Borrower becoming aware thereof, furnish to the Administrative Agent notice of the following:

(a) the occurrence of any Event of Default or Default; and

(b) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. Furnish to the Administrative Agent notice of any change on or prior to the later to occur of (a) 30 days following the occurrence of such change and (b) the earlier of the date of the required delivery of the Pricing Certificate following such change and the date which is 45 days after the end of the most recently ended fiscal quarter following such change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s identity or corporate structure.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent or any Lender to visit and inspect during normal business hours the corporate, financial and operating records and the properties of the Borrower or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07 and (ii) the Administrative Agent shall not exercise its rights under this Section 5.07 more often than two times during any fiscal year and only one such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans, together with the Equity Investment, the Senior Bridge Loans and Senior Subordinated Bridge Loans, shall be used solely to pay the cash consideration for the Merger, to repay the Existing Debt, to pay Transaction Expenses and for general corporate purposes (including any purposes permitted by this Agreement).

SECTION 5.09. Further Assurances.

(a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b) With respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral under the Guarantee and Collateral Agreement and as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected first priority (subject only to Permitted Liens) security interest, on or prior to the later to occur of (i) 30 days following such acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such assets and (y) take all commercially reasonable actions necessary to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such assets (subject only to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) With respect to any wholly owned Restricted Subsidiary (other than a Foreign Subsidiary or an Excluded Subsidiary or a Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded non-U.S. entity) created or acquired after the Closing Date, on or prior to the later to occur of (i) 30 days following the date of such creation or acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following such creation or acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a valid, perfected first priority (subject only to Permitted Liens) security interest in the Equity Interests in such new subsidiary that are owned by any of the Loan Parties to the extent the same constitute Collateral under the terms of the Guarantee and Collateral Agreement, (y) deliver to the Collateral Agent the certificates, if any, representing any of such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (z) cause such Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, and, to the extent applicable, each Intellectual Property Security Agreement and (B) to take such actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority (subject only to Permitted Liens) security interest in any assets required to be Collateral pursuant to the Guarantee and Collateral Agreement and each Intellectual Property Security Agreement with respect to such Restricted Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any applicable Intellectual Property Security Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(d) With respect to any Equity Interests in any Foreign Subsidiary that are acquired after the Closing Date by any Loan Party (including as a result of formation of a new Foreign Subsidiary), on or prior to the later to occur of (i) 30 days following the date of such acquisition and (ii) the earlier of the date of the required delivery of the Pricing Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary in order to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest (subject only to Permitted Liens) in the Equity Interests in such Foreign Subsidiary that are owned by the Loan Parties to the extent the same constitutes Collateral under the terms of the Guarantee and Collateral Agreement (provided that (A) only first-tier Foreign Subsidiaries owned directly by such Loan Party shall be pledged by such Loan Party and (B) only 65% of the Equity Interests of such Foreign Subsidiary shall be pledged by such Loan Party and (y) deliver to the Collateral Agent any certificates representing any such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor, as the case may be, and take such other action as may be reasonably requested by the Administrative Agent or the Collateral Agent to perfect the security interest of the Collateral Agent thereon (but subject to the limitations set forth in the Security Documents).

(e) If, at any time and from time to time after the Closing Date, any wholly-owned Domestic Subsidiary that is not a disregarded entity for U.S. federal income tax purposes owned by a non-disregarded non-U.S. entity ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary”, then the Borrower shall cause such subsidiary to become an additional Loan Party and take all the actions contemplated by Section 5.09(c) as if such subsidiary were a newly-formed wholly-owned Domestic Subsidiary of the Borrower.

(f) With respect to any fee interest in any real property located in the United States with a book value in excess of $5,000,000 (as reasonably estimated by the Borrower) acquired after the Closing Date by any Loan Party, within 90 days following the date of such acquisition (or such longer period as to which the Administrative Agent may consent) (i) execute and deliver Mortgages in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents and (ii) comply with the requirements of Section 5.10 with respect to any Mortgages to be provided after the Closing Date pursuant to such Schedule.

(g) Furthermore, to the extent Indebtedness outstanding under the Term Loans shall at any time be less than the amount originally set forth in any Mortgage on any Mortgaged Property located in the State of New York or to the extent otherwise required by law to grant, preserve, protect or perfect the Liens created by such Mortgage and the validity or priority thereof, the Borrower will, and will cause each of its applicable subsidiaries to, promptly take all such further actions including the payment of any additional mortgage recording taxes, fees, charges, costs and expenses required so to grant, preserve, protect or perfect the Liens created by such Mortgage to the maximum amount of Indebtedness by its terms secured thereby and the validity or priority of any such Lien.

Notwithstanding anything to the contrary in this Section 5.09 or any other Security Document (1) the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent and (2) Liens required to be granted pursuant to this Section 5.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

SECTION 5.10. Mortgaged Properties.

The Collateral Agent shall have received not later than 60 days after the Closing Date (unless extended by the Administrative Agent in its sole discretion):

(i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent:

(ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount reasonably acceptable to the Collateral Agent, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company reasonably requested by the Collateral Agent, (B) to the extent necessary and available, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, other documentation reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions); provided that to the extent that any such endorsement(s) or other documentation cannot be issued or is not available due to the state or condition of the Mortgaged Property, and such state or condition existed on the Closing Date (or, in the case of a Mortgaged Property acquired after the Closing Date, on the date of the acquisition of such Mortgaged Property) and such state or condition does not materially and adversely affect the use or the value of such Mortgaged Property for the business of the Company and its Affiliates, the

Borrower shall have no obligation to procure such endorsement or other documentation, and (E) contain no exceptions to title other than Permitted Liens and other exceptions reasonably acceptable to the Collateral Agent;

(iv) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the title policy/ies and endorsements contemplated above;

(v) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above;

(vi) with respect to each Mortgaged Property, copies of all leases in which the Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests if any. To the extent any of the foregoing leases affect any Mortgaged Property, such leases shall (x) be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Collateral Agent, with respect to which the applicable Loan Party shall have used its commercially reasonable efforts to obtain and (y) shall otherwise be reasonably acceptable to the Collateral Agent, provided that, if the Collateral Agent fails to notify the Borrower of rejection of the lease within 10 Business Days from receipt of the lease, the lease shall be deemed to have been reasonably accepted by the Collateral Agent;

(vii) Surveys with respect to each Mortgaged Property; provided that, if the Borrower is able to obtain a “no change” affidavit acceptable to the Title Company to enable it to issue a Title Policy removing all exceptions which would otherwise have been raised by the Title Company as a result of the absence of a new Survey for such Mortgaged Property, and issuing all survey related endorsements and coverages, then a new Survey shall not be requested;

(viii) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and

(ix) an Opinion of Counsel relating to each Mortgaged Property described above, which Opinion of Counsel shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 5.11. Designation of Subsidiaries.

(a) The Borrower may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the subsidiary to be so designated); provided that

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(ii) such designation complies with the covenants described in Section 6.03(c);

(iii) no Default or Event of Default shall have occurred and be continuing;

(iv) the Total Net Leverage Ratio for the Borrower and its Restricted Subsidiaries would be less than the ratio set forth in Section 6.01(a);

in each case on a pro forma basis taking into account such designation; and

(v) each of:

(A) the subsidiary to be so designated; and

(B) its subsidiaries

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary. Furthermore, no subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the Specified Senior Indebtedness, the Specified Senior Subordinated Indebtedness or any Junior Financing.

(b) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Total Net Leverage Ratio for the Borrower and its Restricted Subsidiaries would be less than the ratio set forth in Section 6.01(a), on a pro forma basis taking into account such designation.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

SECTION 5.12. Credit Ratings. Within 10 Business Days after being directed by the Arrangers, unless otherwise extended by the Administrative Agent in its reasonable discretion, the Borrower shall cause to be obtained and thereafter shall maintain at all times (a) a rating of the Term Loans from S&P and Moody’s and (b) a corporate credit rating from S&P and Moody’s.

SECTION 5.13. Post-Closing Collateral Arrangements. The Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 5.13, in each case within the time limits specified on such schedule.

SECTION 5.14. Syndication Assistance. In consultation with the Sponsor and subject to the Sponsor’s consent (such consent not to be unreasonably withheld or delayed), the Borrower shall use its commercially reasonable efforts to assist the Arrangers in completing syndications reasonably satisfactory to the Arrangers. Such assistance shall include the Borrower using commercially reasonable efforts to (i) ensure that the syndication efforts benefit from the Borrower’s existing banking relationships, (ii) cause direct contact between the Borrower’s senior management, on the one hand, and the proposed Lenders, on the other hand, at mutually agreed upon times and with a frequency which is commercially reasonable, (iii) assist in the preparation and updating of customary Confidential Information Memoranda for the Term Loan Facility and other customary marketing materials to be used in connection with the syndication; provided that the frequency of such updating shall be commercially reasonable and no more frequent than once per quarter and (iv) host, with the Arrangers, one meeting of prospective Lenders at a time and at a location to be mutually agreed upon (and to the extent necessary, one or more additional meetings of prospective Lenders and/or conference calls with prospective Lenders in lieu of a meeting); provided that the frequency of such meetings shall be commercially reasonable and not disruptive to the managements’ operation of its business and affairs.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees that, until the Termination Date, the Borrower will not, nor will it cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, (A) if the Total Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and after giving pro forma effect to any acquisition permitted under this Agreement and consummated in connection with the application of such proceeds), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which Section 5.04 Financials have been delivered to the Administrative Agent and (B) no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph (a) is subject to the limitations of paragraph (g) below.

(b) The limitations set forth in clause (a) will not apply to the following items:

(i) the Indebtedness under the Loan Documents (including any Incremental Term Loans under Section 2.22) of the Borrower or any of its Restricted Subsidiaries;

(ii) the incurrence by the Borrower and any Restricted Guarantor of the Specified Senior Indebtedness;

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (b)(i), (ii), (xv) and (xx) of this Section 6.01) and set forth in all material respects on Schedule 6.01 (including the Existing Intercompany Debt);

(iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in the business of the Borrower and its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (iv), not to exceed $50,000,000 at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(v) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Closing Date) of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of (A) the Borrower to any Restricted Subsidiary and (B) any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary; provided that any such Indebtedness owing by the Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary, provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted under this Section 6.01, exchange rate risk or commodity pricing risk;

(x) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xi) (A) Indebtedness or Disqualified Stock of the Borrower or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Borrower and its Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Specified Equity Contributions, and other than Equity Interests the proceeds of which are used to fund the Transactions and proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Borrower or any of its Subsidiaries) as determined in accordance with paragraphs (c) and (d) of the definition of Restricted Payment Applicable Amount (to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or other Investments, payments or exchanges pursuant to of Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); provided that any amounts incurred in excess of the aggregate amount of such net cash proceeds shall be Subordinated Indebtedness not subject to scheduled amortization and with a final maturity not prior to the date occurring 180 days following the Term Loan Maturity Date; and (B) Indebtedness or Disqualified Stock of the Borrower or a Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(B), does not at any one time outstanding exceed $150,000,000 (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xi)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xi)(B) but shall be deemed incurred for the purposes of Section 6.01(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 6.01(a) without reliance on this clause (xi)(B);

(xii) provided that no Default shall have occurred and be continuing or would occur as a consequence thereof, the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock permitted under Section 6.01(a) and clauses (ii), (iii), (iv), (xi)(A), (xiii), (xviii), (xv)and (xx) of this Section 6.01(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xii) (solely as it relates to Indebtedness under clause (xiii) and Section 6.01(a)) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;

(xiii) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or a Restricted Subsidiary (other than a Foreign Subsidiary) incurred to finance an acquisition, (y) of Persons (other than foreign Persons) that are acquired by the Borrower or any Restricted Subsidiary or Persons merged into the Borrower or a Restricted Subsidiary (other than a Foreign Subsidiary) in accordance with the terms of this Agreement or (z) that is assumed by the Borrower or any Restricted Subsidiary (other than a Foreign Subsidiary) in connection with such acquisition so long as:

(A) no Default exists or shall result therefrom;

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) above shall not be Secured Indebtedness and shall not mature (and shall not be mandatorily redeemable in the case of Disqualified Stock of Preferred Stock) or require any payment of principal (other than in a manner consistent with the terms of the Specified Senior Indebtedness Documentation), in each case, prior to the date which is 91 days after the Term Loan Maturity Date; and

(C) any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (y) or (z) above shall not have been incurred in contemplation of such acquisition and either (1) the aggregate principal amount of such Indebtedness constituting Secured Indebtedness, together with all Refinancing Indebtedness in respect thereof, shall not exceed $100,000,000 or (2) after giving pro forma effect to such acquisition or merger, the Total Net Leverage Ratio is less than the Total Net Leverage Ratio immediately prior to such acquisition or merger;

(D) after giving pro forma effect to such acquisition or merger either (1) the Total Net Leverage Ratio is less than the Total Net Leverage Ratio test immediately prior to such acquisition or merger or (2) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described in Section 6.01(a);

provided that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clause (xiii) is subject to the limitations of paragraph (g) below;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xv) the Indebtedness under or secured by the Revolving Credit Documents of the Borrower or any of its Restricted Subsidiaries (including letters of credit and bankers’ acceptances thereunder) (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof);

(xvi) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as such Indebtedness or other obligations are permitted under this Agreement, or (B) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower; provided that, in each case, (x) such Restricted Subsidiary shall comply with its obligations under Section 5.09 and (y) in the case of any guarantee of Indebtedness or other obligations of the Borrower or any Subsidiary Guarantor by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary becomes a Subsidiary Guarantor under this Agreement;

(xvii) Indebtedness under the Existing Inventory Financing Agreements and (B) other inventory financing agreements; provided that the aggregate amount outstanding at any time under this clause (xvii) shall not exceed $300,000,000;

(xviii) Indebtedness, Disqualified Stock, or Preferred Stock of any Foreign Subsidiary or of any foreign Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into a Restricted Subsidiary that is a Foreign Subsidiary in accordance with the terms of this Agreement; provided, that the aggregate amount outstanding of any such Indebtedness, Disqualified Stock, or Preferred Stock shall not at any time exceed $100,000,000;

(xix) Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in Section 6.03(b)(iv);

(xx) the incurrence by the Borrower and any Restricted Guarantor of the Specified Senior Subordinated Indebtedness;

(xxi) [Intentionally Reserved;]

(xxii) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(xxiii) Indebtedness of the Borrower or any of its subsidiaries in respect of Sale and Lease-Back Transactions;

(xxiv) Indebtedness of the Borrower or any of its subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(xxv) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business; and

(xxvi) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $75,000,000 in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xxvi).

(c) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(b) or is entitled to be incurred pursuant to Section 6.01(a), the Borrower, in its sole discretion, may classify or reclassify such item (other than amounts described in clause (xvii) of clause (b) above, in the case of a reclassification as an incurrence pursuant to Section 6.01(a)) of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above permitted clauses; and

(ii) at the time of incurrence or permitted reclassification, the Borrower will be entitled to divide and classify an item of Indebtedness in one or more types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 6.01(a) or (b).

(d) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) Notwithstanding anything to the contrary contained in Section 6.01(a) or (b), no Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(a) or (b)(xiii) (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock or Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed $100,000,000; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this Section 6.01(g).

SECTION 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

SECTION 6.03. Restricted Payments. Directly or indirectly, make any Restricted Payment, other than:

(a) Restricted Payments in an amount, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (C) thereof only), (vi)(C) and (ix) of Section 6.03(b), but excluding all other Restricted Payments permitted by Section 6.03(b)) not to exceed the Restricted Payment Applicable Amount; provided that (i) no Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) immediately after giving effect to such transaction on a pro forma basis, the Total Net Leverage Ratio for the Borrower and its Restricted Subsidiaries would be less than or equal to the ratio set forth in Section 6.01(a).

(b) Section 6.03(a) will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any (1) Equity Interests (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or Subordinated Indebtedness of the Borrower or any Guarantor or (2) Equity Interests of any direct or indirect parent company of the Borrower, in the case of each of clause (1) and (2), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower, or any direct or indirect parent company of the Borrower to the extent contributed to the capital of the Borrower or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of the Refunding Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 6.03(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase or other acquisition or retirement of (A) the Specified Senior Indebtedness in an amount equal to the aggregate principal amount of prepayments of Term Loans made by the Borrower pursuant to Section 2.12, 2.13(b) or 2.13(c) on a dollar for dollar basis or (B) the Specified Senior Indebtedness or Subordinated Indebtedness of the Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.01 so long as in the case of the clause (B):

(I)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(II)	solely in the case of Subordinated Indebtedness, such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so prepaid, purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(III)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being so prepaid, redeemed, repurchased, acquired or retired; and

(IV)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being so prepaid, redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant (or any of their successors, heirs, estates or assigns) of the Borrower, any of its Subsidiaries or any of their respective direct or indirect parent companies pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $25,000,000 (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum of $50,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the capital of the Borrower, Equity Interests of any of the direct or indirect parent companies of the Borrower, in each case to members of management, directors or consultants of the Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies that occurs after the Closing Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.03(a); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of its subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Borrower or any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower of any of its Restricted Subsidiaries issued in accordance with Section 6.01, provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Disqualified Stock, after giving effect to such issuance or declaration on a pro forma basis, the Total Net Leverage Ratio for the Borrower and its Restricted Subsidiaries would be less than or equal to the ratio set forth in Section 6.01(a);

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (including Disqualified Stock issued in accordance with Section 6.01) issued by the Borrower or any of its Restricted Subsidiaries after the Closing Date, provided that the amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of cash actually received by the Borrower or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(B) a Restricted Payment to a direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Closing Date, provided that the amount of Restricted Payments paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the capital of the Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 6.03(b);

provided, however, in the case of each of clause (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Total Net Leverage Ratio for the Borrower and its Restricted Subsidiaries would be less than or equal to the ratio set forth in Section 6.01(a);

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to any distribution pursuant to clause (xvi) of this Section 6.03(b) or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) in connection with operation of the Krasny Plan, (i) tax withholding payments made in cash to the IRS in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of the Borrower and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to the Borrower as a result of the implementation and continuing operation of the Krasny Plan;

(ix) the declaration and payment of dividends on the Borrower’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Closing Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Borrower in or from any such public Equity Offering;

(x) Restricted Payments that are made with Excluded Contributions;

(xi) Other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed $25,000,000;

(xii) distributions or payments of Receivables Fees made in the ordinary course of business by the applicable Receivables Subsidiary;

(xiii) any Restricted Payment used to fund (A) the Transactions including the payment of up to $53,000,000 within 60 days of the Closing Date to participants in the Krasny Plan, (B) the repurchase, redemption, defeasance or other acquisition or retirement for value of any existing Equity Interests of the Borrower in connection with the Transactions in an amount not to exceed $350,000,000 within 10 business days after the Closing Date and (C) the payment of the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted under Section 6.06;

(xiv) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Senior Notes or Senior Subordinated Notes or other Subordinated Indebtedness upon the occurrence of a Change of Control (so long as such Change of Control has been waived by the Required Lenders);

(xv) the declaration and payment of dividends or the payment of other distributions by the Borrower to, or the making of loans or advances to, any of its direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided that, in each fiscal year, the amount of such payments shall be equal to the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(E) amounts payable to the Sponsor pursuant to the Sponsor Management Agreement as in effect on the Closing Date;

(F) fees and expenses other than to Affiliates of the Borrower incurred pursuant to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in Section 6.04;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent;

(H) amounts to finance Investments otherwise permitted to be made pursuant to this Section 6.03; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, in each case, subject to the limitations set forth in clauses (h) and (m) of, and the proviso set forth at the end of, the definition of Permitted Investment; (3) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Borrower shall not increase amounts available for Restricted Payments pursuant to Section 6.03(a) and (5) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary by another paragraph of this Section 6.03 (other than pursuant to clause (x) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(I) [reserved];

(J) reasonable and customary fees payable to any directors of any direct or indirect parent of the Borrower and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(K) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents that were contributed to such Unrestricted Subsidiaries as an Investment pursuant to clause (vii) of this Section 6.03(b));

(xvii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Section 6.04; provided that if as a result of such consolidation, merger or transfer of assets, a Change of Control has occurred, such Change of Control has been consented to or waived by the Required Lenders;

(xviii) Restricted Payments by (A) a non-Subsidiary Guarantor, (B) a Foreign Subsidiary or (C) any other subsidiary to the Borrower or any Subsidiary Guarantor that;

(xix) payments or distributions in connection with an AHYDO “catch-up” payment with respect to the Specified Senior Indebtedness;

(xx) purchases of minority interests in non-Wholly-Owned Subsidiaries by the Borrower and the Guarantors;

(xxi) [Intentionally Reserved];

(xxii) [Intentionally Reserved]; and

(xxiii) any payment of any dividend from the Borrower to Holdings in connection with the payment of social security or other payroll taxes based on the issuance of Equity Interests to employees or other service providers;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ii), (iii), (v), (vi), (vii), (ix) (as determined at the time of the declaration of such dividend), (xi), (xv(E)) and (xvi), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Closing Date, all of the subsidiaries of the Borrower will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.11(b). For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.03(a) or (b)(vii), (x) or (xi), or pursuant to the definition of “Permitted Investments,” and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Loan Documents.

SECTION 6.04. Fundamental Changes.

(a) The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, the “Successor Company”);

(ii) the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Test described in Section 6.01(a);

in each case made or effected substantially simultaneously with such transaction or related financing;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.04(c)(i)(B) shall apply, shall have confirmed that its Obligations under the Loan Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(vi) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

provided that the Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions either prior to or upon the later to occur of 30 days following such transaction (or the earlier of the date of the required delivery of the next Pricing Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

The Successor Company will succeed to, and be substituted for the Borrower under the Loan Documents. Notwithstanding the foregoing, clause (iv) shall not apply to the Transactions (including the Merger).

(b) Notwithstanding the foregoing paragraphs (a)(iii) and (a)(iv),

(i) a Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower or a Restricted Guarantor;

(ii) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reorganizing the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; and

(iii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary.

(c) No Restricted Guarantor will, and the Borrower will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Borrower or Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or Person, the “Successor Person”);

(B) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the Obligations of such Restricted Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

(ii) the transaction does not violate Section 6.05;

provided that the Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions either prior to or upon the later to occur of 30 days following such transaction (or the earlier of the date of the required delivery of the next Pricing Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

In the case of clause (i)(A) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Loan Documents. Notwithstanding the foregoing, any Restricted Guarantor (x) may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or the Borrower or (y) dissolve, liquidate or wind up its affairs if such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Dispositions. Cause, make or suffer to exist a Disposition, except:

(a) any Disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under Section 6.04 or any disposition that constitutes a Change of Control;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.03;

(d) any Disposition of property or assets or issuance of Equity Interests (A) by a Restricted Subsidiary of the Borrower to the Borrower or (B) by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower; provided that in the case of any event described in clause (B) where the transferee or purchaser is not a Guarantor, then at the option of the Borrower, either (1) such disposition shall constitute a Disposition for purposes of the definition of Prepayment Asset Sale or (2) the Net Cash Proceeds thereof, when aggregated with the amount of Permitted Investments made pursuant to clauses (a) and (c) of the definition thereof, shall not exceed the dollar amount set forth in the final proviso of such definition;

(e) any Permitted Asset Swap;

(f) the sale, lease, assignment, license or sub-lease of any real, intangible or personal property in the ordinary course of business;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(i) any sale or other disposition in connection with any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted under this Agreement;

(j) sales of accounts receivable in connection with the collection or compromise thereof;

(k) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such transfer shall constitute a Property Loss Event;

(l) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower or a Restricted Subsidiary are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(m) voluntary terminations of Hedging Obligations;

(n) Dispositions (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

(o) any Disposition to the extent not involving property (when taken together with any related Disposition or series of related Dispositions) with a fair market value in excess of $25,000,000; and

(p) Dispositions not otherwise permitted under this Section 6.05, provided that:

(i) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition, and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $50,000,000 and 2.00% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; and

(ii) any Disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of related transactions, when taken together with all other dispositions made in reliance on this paragraph (p), does not have a fair market value in excess of 10.0% of Total Assets of the Borrower on the Closing Date; and

(q) Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date (other than any Mortgaged Property), (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as a Prepayment Asset Sale;

provided that the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, with respect to any Disposition of any property with a fair market value in excess of $25,000,000 must be at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of. To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06. Transactions with Affiliates. Except for transactions by or among the Borrower and the Restricted Guarantors, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of $10,000,000 in any fiscal year unless:

(a) such transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b) the Borrower delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $25,000,000, a resolution adopted by the majority of the board of directors of the Borrower approving such transaction and set forth in an Officer’s Certificate certifying that such transaction complies with clause (a) above.

(c) The foregoing provisions will not apply to the following:

(i) the Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(ii) the Borrower and its Restricted Subsidiaries may pay fees, expenses and make indemnification payments directly or indirectly to the Sponsor pursuant to and in accordance with the Sponsor Management Agreement (as in effect on the Closing Date);

(iii) the Transactions and the payment of the Transaction Expenses;

(iv) issuances by the Borrower and its Restricted Subsidiaries of Equity Interests not prohibited under this Agreement;

(v) reasonable and customary fees payable to any directors of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of the Borrower and its subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent reasonably attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries);

(vi) expense reimbursement and employment, severance and compensation arrangements entered into by the Borrower and its Restricted Subsidiaries with their officers, employees and consultants in the ordinary course of business, including, without limitation, the payment of stay bonuses and incentive compensation and/or such officer’s, employee’s or consultant’s equity investment in certain Restricted Subsidiaries;

(vii) payments by the Borrower and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives);

(viii) the payment of reasonable and customary indemnities to directors, officers and employees of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries;

(ix) transactions pursuant to permitted agreements in existence on the Closing Date and disclosed to the Lenders prior to the Closing Date (other than the Sponsor Management Agreement) and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(x) Restricted Payments permitted under Section 6.03;

(xi) payments by the Borrower and its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Borrower, in good faith;

(xii) loans and other transactions among the Borrower and its subsidiaries (and any direct and indirect parent company of the Borrower) to the extent permitted under this Article VI; provided that any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party shall be subject to subordination provisions no less favorable to the Lenders than the subordination provisions reasonably acceptable to the Administrative Agent;

(xiii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xiii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

(xiv) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xv) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xvi) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith; and

(xvii) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

SECTION 6.07. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations;

(b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; or

(c) the ability of any Restricted Subsidiary to sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;

provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law, by any Loan Document or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation;

(ii) customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(iii) restrictions and conditions (x) on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder or (y) by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility;

(iv) restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

(v) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(vi) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Loan Party, which Indebtedness, Disqualified Stock or Preferred Stock is permitted by Section 6.01;

(vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.03 and applicable solely to such joint venture entered into in the ordinary course of business;

(viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(ix) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(x) Secured Indebtedness otherwise permitted to be incurred under Sections 6.01 and 6.02 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(xi) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the reasonable, good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(d) clause (a) and clause (c) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment, sale or transfer thereof, in each case entered into in the ordinary course of business or which exists on the date hereof, and no such clause in this Section 6.07 shall prohibit or restrict such party’s right to execute a subordination, non-disturbance and attornment agreement in a form customary and reasonably acceptable to Borrower or such Restricted Subsidiary.

SECTION 6.08. Business of the Borrower and Its Restricted Subsidiaries. Engage in any line of business material to the Borrower and its subsidiaries taken as a whole other than (a) those lines of business conducted by the Borrower or any Restricted Subsidiary on the Closing Date or (b) any Similar Business.

SECTION 6.09. Modification of Junior Financing Documentation. Directly or indirectly, amend, modify or change (a) the subordination provisions of any Junior Financing Documentation (and the component definitions used therein), including the Specified Senior Subordinated Indebtedness Documentation or (b) any other term or condition of the Specified Senior Indebtedness Documentation, the Specified Senior Subordinated Indebtedness Documentation or any Junior Financing Documentation, in the case of this clause (b), in any manner materially adverse to the interests of the Lenders and, in each case, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

SECTION 6.10. Changes in Fiscal Year. Make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.11. Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters ending on or nearest to the date set forth below to exceed the ratio set forth below opposite such date:

Period	Senior Secured Leverage Ratio
December 31, 2008	7.00 to 1.00

March 31, 2009	7.00 to 1.00
June 30, 2009	6.75 to 1.00
September 30, 2009	6.75 to 1.00
December 31, 2009	6.75 to 1.00

March 31, 2010	5.75 to 1.00
June 30, 2010	5.75 to 1.00
September 30, 2010	5.75 to 1.00
December 31, 2010	5.75 to 1.00

March 31, 2011	4.75 to 1.00
June 30, 2011	4.75 to 1.00
September 30, 2011	4.75 to 1.00
December 31, 2011	4.75 to 1.00

March 31, 2012 and each fiscal quarter thereafter	3.75 to 1.00

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any certificate required to be furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Term Loan or the Administration Fee or other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a) or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party or its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Material Indebtedness at its maturity or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if such sale or transfer is otherwise permitted hereunder;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of the Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or a Restricted Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount exceeding $80,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement as to which the indemnifying party has not denied liability) shall be rendered against the Borrower and/or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(j) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) a Pension Event occurs with respect to a Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(k) any material provision of any Loan Document, at any time after its execution and delivery, shall for any reason cease to be in full force and effect (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) other than with respect to de minimis items of Collateral not exceeding $5,000,000 in the aggregate, any Lien purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected first priority Lien (subject only to Permitted Liens) having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or such Security Document) on the securities, assets or properties purported to be covered thereby, except to the extent that any lack of validity, perfection or priority results from any act or omission of any Collateral Agent, the Administrative Agent, or any Lender (so long as such act or omission does not result from the breach or non-compliance by a Loan Party with the Loan Documents); or

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administration Fee and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Administration Fee and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases and intercreditor agreements) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), (c) each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action and (d) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the subsidiaries thereof that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith or willful misconduct or material breach of the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying in writing the Lenders and the Borrower. Upon receipt of any such notice of resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, and provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII), to appoint a successor (other than a Disqualified Institution) which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000.

If no successor agent is appointed prior to the effective date of resignation of the relevant Agent specified by such Agent in its notice, the resigning Agent may appoint, after consulting with the Lenders and with the consent of the Borrower, a successor agent from among the Lenders. If no successor agent has accepted appointment as the successor agent by the date which is 60 days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders, appoint a successor agent as provided for above (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the resigning Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the obligations under Section 5.09 are satisfied, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

None of Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “syndication agent,” “bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent and the Collateral Agent (irrespective of whether the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a) to file and prove a claim for the whole amount of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent or (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and each Agent and their respective agents and counsel and all other amounts due such Lenders and the Administrative Agent under Section 2.05 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event such Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan or reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize such Agent to vote in respect of the claim of any such Lender in any such proceeding.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)	if to the Borrower, to it at:

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Attention: Barbara A. Klein, Chief Financial Officer

Phone: (847) 968-0204

Facsimile: (847) 968-0304

Christine Leahy, General Counsel

Phone: (847) 968-0203

Facsimile: (847) 968-0303

with a copy to (which shall not constitute notice):

Madison Dearborn Partners, LLC

Three First National Plaza

Suite 3800

Chicago, Illinois 60602

Attention of: George Peinado

(Fax No. (312) 895-1346)

Email address: gpeinado@mdcp.com

and

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention of: Maureen Sweeney

(Fax No. (312) 660-0359)

Email address: (312) 861-2190

if to LCPI as an Agent, to:

Lehman Commercial Paper Inc.

745 Seventh Avenue

New York, New York 10019

Attention of: CDW Portfolio Manager

(Fax No. (646) 834-4997)

(Telephone No. (212) 526-1819)

(b) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein or any other Loan Document, shall be considered to have been relied upon by the Agents and the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Agents or the Lenders or on their behalf, and notwithstanding that any Agent or any Lender may have had notice or actual knowledge of any Default at the time of the making of any Term Loans shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees (in each case, other than to Disqualified Institutions) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided, however, that (i) each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that no such consent shall be required to any such assignment made to a Lender or an Affiliate or Related Fund of a Lender (in each case, other than to Disqualified Institutions) (each, an “Eligible Assignee”) and the consent of the Borrower shall not be required during the continuance of any Event of Default arising under clause (b), (c), (g)(i) or (h) of Article VII, (ii) (A) in the case of any assignment, other than assignments to any Eligible Assignee, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or if less, the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans), provided, however, that simultaneous assignments by or to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to any Eligible Assignee, after giving effect to such assignment, Term Loan Commitments or Term Loans of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required under Section 2.20(e), (f) or (g), as applicable. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Administration Fee accrued for its account and not yet paid). Any assignment or transfer that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding principal amount of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any subsidiary or the performance or observance by Holdings, the Borrower or any subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, whether by assignment or otherwise, and the Term Loan Commitment of, and principal amount of the Term Loans (and related interest amount and fees with respect to such Term Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and the Borrower to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms required by Section 2.20(e), (f) or (g), as applicable, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e) and (iii) if requested by an assignee, provide to such assignee the most recent list of Disqualified Institutions identified in writing to the Administrative Agent as of such date; provided that the Administrative Agent shall have no responsibility to monitor compliance in connection therewith.

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than to Disqualified Institutions) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.20, only if such participant shall have provided any form of information that it would have been required to provide under such Section if it were a Lender), (iv) to the extent permitted by applicable law, each participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, so long as such participant agrees to be subject to Section 2.18 as though it were a Lender and (v) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers described in clauses (i), (ii) and (iii) of Section 9.08(b) as it pertains to the Term Loans or Term Loan Commitments in which such participant has an interest). Each Lender selling a participation to a participant (i) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s entitlement to payments of principal and interest with respect to such participation, (ii) shall provide the Administrative Agent and the Borrower with the applicable forms, certificates and statements described in Section 2.20(e) or (f) hereof, as applicable, as if such participant was a Lender hereunder and (iii) if requested by a participant, provide to such participant the most recent list of Disqualified Institutions identified in writing to the Administrative Agent as of such date; provided that the Administrative Agent shall have no responsibility to monitor compliance in connection therewith. Notwithstanding anything in clause (ii) of the immediately preceding sentence to the contrary, each Lender shall have the right to sell one or more participations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the requirements set forth therein.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any non-public information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such non-public information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that (i) such assignment shall not increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder and (ii) no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder, (y) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (z) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder (other than in a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) If the Borrower wishes to replace the Term Loans or Term Loan Commitments hereunder with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans or reducing or terminating the Term Loan Commitments to be replaced, to (i) require the Lenders to assign such Term Loans or Term Loan Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Term Loans and Term Loan Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Term Loan Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.16. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans or Term Loan Commitments pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to those of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Agents and the Arrangers taken as a whole, and, if reasonably necessary, of one local counsel in each material jurisdiction) incurred by the Arrangers and the Agents, in connection with the syndication of the Term Loan Facility and the preparation and administration of this Agreement and the other Loan Documents and in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to one counsel for all such Persons taken as a whole, and, if reasonably necessary, of one local counsel to all such Persons taken as a whole in each material jurisdiction) incurred by the Agents or any Lender in connection with the enforcement or protection of its rights or remedies in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder.

(b) The Borrower agrees to indemnify each Arranger, the Administrative Agent, the Collateral Agent, each Lender and each of the foregoing Persons’ Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates and their successors and assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable fees, out-of-pocket disbursements and other charges of one counsel to the Indemnitees, taken as a whole, and one local counsel to the Indemnitees taken as a whole in each material jurisdiction; provided that if (i) one or more Indemnitees shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (ii) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable fees, out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant jurisdiction), and liabilities of such Indemnitee arising out of or in connection with (w) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loan Facility), (x) the use of the proceeds of the Term Loans, (y) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (z) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrower or any of the subsidiaries, or any liability under Environmental Laws related in any way to Holdings, the Borrower or the subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities (x) resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or its Affiliates and the respective directors, officers, employees and agents of such Indemnitee and such Indemnitee’s Affiliates) (each, a “related party” of such Indemnitee) or material breach of its (or any of its related parties’) obligations hereunder or under any of the other Loan Documents or in connection with any transaction contemplated hereby or thereby or (y) relate to the presence or Release of Hazardous Materials that first occur at any property owned by Holdings or the Borrower after such property is transferred to any Indemnitee, any of its related parties or any of their respective successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer. The Borrower shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Borrower with an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent any of the foregoing items in clauses (x) and (y) occurs. Notwithstanding the foregoing, this Section 9.05 shall not apply to Tax matters, which shall be governed exclusively by Section 2.20.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Arrangers, the Administrative Agent or any other Indemnitee related thereto under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Arrangers, such Indemnitee and the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers, the Agents or such Indemnitee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of outstanding Term Loans and unused Term Loan Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim from (i) the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, fraud or gross negligence of such party of any of its Affiliates or the respective directors, officers, employees and agents of such party and such party’s Affiliates and (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after receipt of an invoice relating thereto setting forth such amounts in reasonable detail.

SECTION 9.06. Right of Setoff; Payments Set Aside.

(a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its subsidiaries) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b) To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.22 and clause (d) below, and except for those actions expressly permitted to be taken by the Agents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification and acknowledged by the Administrative Agent; provided, however, that no such agreement shall (i) reduce the principal amount of, or extend or waive any scheduled amortization payment or the final scheduled maturity date of or date for the payment of any interest on, any Term Loan, forgive any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any change to the component definitions of the Total Net Leverage Ratio or Senior Secured Leverage Ratio affecting the determination of interest and the waiver of a Default, Event of Default or default interest shall only require the consent of the Borrower and the Required Lenders), (ii) increase or extend the Term Loan Commitment without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17, the provisions of Section 2.18, the provisions of Section 9.04(j) (it being understood that any change to Section 6.04 shall only require approval of the Required Lenders) or the provisions of this Section (except as set forth below) or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as permitted under Section 6.04 and the Guarantee and Collateral Agreement), without the prior written consent of each Lender, (iv) waive or amend this Section 9.08(b) or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional term loans pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Term Loans on the date hereof and this Section 9.08 may be amended to reflect such term loans); provided, further, that (w) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, or the Collateral Agent, as the case may be, and (x) Section 9.04(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, in addition to any term loans and related Incremental Amendments effectuated without the consent of Lenders in accordance with Section 2.22, this Agreement (including this Section 9.08 and Section 2.17) may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the term loans from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this

Agreement and the other Loan Documents with the Term Loans and the accrued interest and Administration Fee in respect thereof, (ii) to include appropriately the Lenders holding such term loan facilities in any determination of the Required Lenders and other definitions related to such new term loan facilities and (iii) to provide customary class protection for any additional term loan facilities.

(d) Notwithstanding the foregoing, in addition, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing in whole, but not in part, of outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (without giving effect to annual amortization on any Refinanced Term Loan Facility not in excess of 1% of the principal amount thereof) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(e) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 9.08 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Term Loans and Term Loan Commitments.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnitees, the Arrangers, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars, into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given, for the purchase of dollars for delivery two Business Days thereafter. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase dollars with the Judgment Currency. If the amount of dollars so purchased is less than the sum originally due to the Administrative Agent in dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ (other than Excluded Parties (as defined below)) trustees, officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated or permitted hereby, (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that the Administrative Agent, the Collateral Agent, such Arranger or such Lender that discloses any Information pursuant to this clause (c) shall provide the Borrower with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 9.16 (or as otherwise may be acceptable to the Borrower), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any subsidiary or any Affiliate thereof or any of their respective obligations, (f) with the written consent of the Borrower, (g) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Person) or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16; provided that, no such disclosure shall be made by the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders to any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (the “Excluded Parties”). For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or its business, other than any such information that is publicly available to the Administrative Agent, the Collateral Agent, any Arranger or any Lender, other than by reason of disclosure by Administrative Agent, the Collateral Agent, any Arranger or any Lender in breach of this Section 9.16.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Arrangers on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor any

Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Release of Collateral. The Lenders irrevocably authorize the Agents (and the Agents agree):

(a) to release any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (y) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) at the request of the Borrower, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (f), (h) and (t) of the definition of Permitted Liens; and

(c) to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Specified Senior Indebtedness, any Junior Financing and any Refinancing Indebtedness in respect thereof unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to the Specified Senior Indebtedness, such Junior Financing and any Refinancing Indebtedness in respect thereof.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 9.18. In each case as specified in this Section 9.18, the relevant Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.18.

SECTION 9.19. USA PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or such Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

SECTION 9.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or any Hedging Obligation (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 9.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.21. Effectiveness of Merger. Upon the consummation of the Merger, the Company shall succeed to all the rights and obligations of Merger Sub under this Agreement, without any further action by any Person.

SECTION 9.22. Confirmation of Security Interest. The Borrower, by its execution of this Agreement, hereby confirms and ratifies that all of its obligations as a “Grantor” under the Security Documents to which it is a party shall continue in full force and effect for the benefit of the Agents and the Lenders with respect to this Amendment and Restatement of the Existing Term Loan Agreement. The Borrower, by its execution of this Amendment and Restatement, hereby confirms that the security interests granted by it under each of the Security Documents to which it is a party shall continue in full force and effect in favor of the Collateral Agent for the benefit of the Lenders and the Agents with respect to the Existing Term Loan Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CDW CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant
Secretary

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent, as Collateral Agent and as a Lender

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Title:	Authorized Signatory

LEHMAN BROTHERS INC., as Joint Lead Arranger and as Joint Bookrunner

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Title:	Authorized Signatory

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and as Joint Bookrunner

By:	/s/ Harold F. Thiessen
Name:	Harold F. Thiessen
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Ann B. Kerns
Name:	Ann B. Kerns
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agent and as Joint Bookrunner

By:	/s/ Henry F. D’Alessandro
Name:	Henry F. D’Alessandro
Title:	Vice President

MORGAN STANLEY BANK, as a Lender

By:	/s/ Gene Martin
Name:	Gene Martin
Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ David Mayhew
Name:	David Mayhew
Title:	Managing Director

By:	/s/ Stephen Cayer
Name:	Stephen Cayer
Title:	Director

DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent and as Joint Bookrunner

By:	/s/ Nicholas Hayes
Name:	Nicholas Hayes
Title:	Managing Director

By:	/s/ Mark Fedorcik
Name:	Mark Fedorcik
Title:	Managing Director

By its signature below, the undersigned hereby consents to the foregoing Amendment and Restatement of the Existing Term Loan Agreement and confirms that the obligations of the Borrower under said Term Loan Agreement as amended by said Amendment and Restatement shall constitute “Obligations” under the Guarantee and Collateral Agreement under and as defined in said Existing Term Loan Agreement for all purposes of said Guarantee and Collateral Agreement. By its signature below, the undersigned hereby confirms that all of its obligations under the Guarantee and Collateral Agreement shall continue unchanged and in full force and effect for the benefit of the Agents and the Lenders with respect to this Amendment and Restatement of the Existing Term Loan Agreement.

VH HOLDINGS, INC.

By:	/s/ Barbara A. Klein
Name:	Barbara A. Klein
Title:	Chief Financial Officer

CDW DIRECT, LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

CDW GOVERNMENT, INC.

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

BERBEE INFORMATION NETWORKS CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

CDW LOGISTICS, INC.

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

CDW ASIA HOLDINGS, LLC

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

CDW CORPORATION

By:	/s/ Robert J. Welyki
Name:	Robert J. Welyki
Title:	Vice President, Treasurer, Assistant Secretary

FORESIGHT TECHNOLOGY GROUP, INC.

By:	/s/ Christine A. Leahy
Name:	Christine A. Leahy
Title:	Secretary